  As filed with the Securities and Exchange Commission on April 15, 1999

                                               Registration No. 333-74359

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ----------------------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ----------------------------
                            LINKAGE SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
                         ----------------------------

         Delaware                    8742                   04-3459195
     (State or other      (Primary Standard Industrial      (I.R.S. Employer
     jurisdiction of       Classification Code Number)   Identification Number)
     incorporation or
      organization)
                         ----------------------------
                                One Forbes Road
                         Lexington, Massachusetts 02421
                                 (781) 862-4030
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ----------------------------
                               Philip J. Harkins
                       President, Chief Executive Officer
                           and Chairman of the Board
                            LINKAGE SOLUTIONS, INC.
                                One Forbes Road
                         Lexington, Massachusetts 02421
                                 (781) 862-4030
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ----------------------------
                                   Copies to:
         HAL J. LEIBOWITZ, ESQ.                  KEITH F. HIGGINS, ESQ.
           HALE AND DORR LLP                          ROPES & GRAY
            60 State Street                     One International Place
      Boston, Massachusetts 02109             Boston, Massachusetts 02110
       Telephone: (617) 526-6000               Telephone: (617) 951-7000
        Telecopy: (617) 526-5000                Telecopy: (617) 951-7050

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                         ----------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of each Class                        Proposed Maximum
 of Securities to be      Amount to be     Offering Price Per       Proposed Maximum            Amount of
     Registered            Registered            Unit(1)       Aggregate Offering Price(1)  Registration Fee

------------------------------------------------------------------------------------------------------------
 Common Stock, $.01
  par value per
  share                     3,105,000            $12.00                $37,260,000             $10,359(2)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) $11,118 previously paid.
                         ----------------------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated April 15, 1999

2,700,000 Shares


                  [LINKAGE SOLUTIONS, INC. LOGO APPEARS HERE]

Common Stock

$   per share

--------------------------------------------------------------------------------

                            . This is our initial
 . Linkage Solutions,         public offering and no
   Inc. is offering           public market
   2,526,000 shares and       currently exists for
   selling stockholders       our shares.
   are offering 174,000
   shares.


                            . Proposed trading
                              symbol: Nasdaq
 . We anticipate that the     National Market --
   initial public              LNKG.
   offering price will be
   between $10.00 and
   $12.00 per share.

                             ---------------------

This investment involves risk. See "Risk Factors" beginning on page 8.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discount...........................................   $       $
Proceeds to Linkage.............................................   $       $
Proceeds to selling stockholders................................   $       $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This is a firm commitment underwriting. The underwriters have a 30 day option to purchase up to 405,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray                         BancBoston Robertson Stephens

                The date of this prospectus is      , 1999.

[A montage composed of three round graphics on a blue field: The top graphic consists of logos from 16 conferences sponsored by Linkage, accompanied by a list of the following events and services: "Conferences," "Institutes," "Workshops," "Research" and "Customized Programs." The middle graphic shows a small group of people meeting around a conference table, accompanied by a list of the following services and programs: "Competency Modeling," "HR Systems," "Assessment," "Coaching," "Leadership Development" and "College/University Partnerships." The bottom graphic shows a variety of Linkage products, including books, CD-ROMs and audio cassettes, accompanied by a list of the following items: "Tools & Methodologies," "Publications" and Assessment Instruments." The Linkage logo appears in the top left corner; the text "Linkage: The Worldwide Organizational Development Company" appears in the bottom right corner; and Linkage's street address and website address appear at the bottom.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
      Summary............................................................   4
      Risk Factors.......................................................   8
      Use of Proceeds....................................................  13
      S Corporation Distributions and Termination of S Corporation Sta-
      tus................................................................  13
      Dividend Policy....................................................  14
      Capitalization.....................................................  15
      Dilution...........................................................  16
      Selected Financial Data............................................  17
      Management's Discussion and Analysis of Financial
       Condition and Results of Operations...............................  19
      Business...........................................................  27
      Management.........................................................  41
      Certain Transactions...............................................  48
      Principal and Selling Stockholders.................................  49
      Description of Capital Stock.......................................  50
      Shares Eligible for Future Sale....................................  52
      Underwriting.......................................................  54
      Validity of Common Stock ..........................................  56
      Experts............................................................  56
      Where You Can Find More Information................................  56
      Index to Consolidated Financial Statements......................... F-1

                        ------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Linkage and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors that we describe in the "Risk Factors" section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

We were organized in Delaware in March 1999 as a subsidiary of Linkage, Inc., a Massachusetts corporation. Before the closing of this offering, each share of Linkage, Inc. will be exchanged for 560 shares of our common stock and each option to purchase a share of Linkage, Inc. will be exchanged for an option to purchase 560 shares of our common stock. In connection with these share and option exchanges, Linkage, Inc. will become our subsidiary. We refer to this process as our "reorganization." Unless the context otherwise requires, references to "Linkage," "we" or "our" refer to Linkage Solutions, Inc. and its subsidiaries and, with respect to operations before the date of our reorganization, these references are to Linkage, Inc. and its subsidiaries.

We have applied for trademarks for Linkage, The Global Institute For Leadership Development, Accelerated Competency System and ACS. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. Unless otherwise indicated, all information in this prospectus gives effect to our reorganization described above and assumes that the underwriters do not exercise their option to purchase additional shares in this offering.

Our Business

Linkage is a provider of organizational development and corporate education programs, services and products designed to improve the efficiency, effectiveness and productivity of individual employees and organizations. Our business has expanded rapidly in recent years and our revenues have increased from $4.1 million in 1994 to $24.3 million in 1998, representing a compound annual growth rate of 57%.

The organizational development market is a large and diverse industry encompassing all aspects of employee, team and leadership development, including assessment, training, organizational design and other initiatives focused on performance improvement. The corporate training and education market is a growing and highly visible component of the organizational development market. According to TRAINING Magazine, domestic corporations with over 100 employees budgeted approximately $60.7 billion for training programs in 1998, a 4.7% compound annual increase from 1993. Of that total, $14.3 billion was spent on external providers of training products and services, an 8.8% compound annual increase from 1993.

In order to meet the needs of this expanding marketplace, we offer our customers a broad range of relevant programs, services and products. These offerings include:

  . Programs. We develop high-quality programs addressing specific organizational development topics, such as leadership development, team development and coaching. We deliver these programs through a variety of formats, such as open-enrollment public conferences, institutes and workshops and customized in-house programs. Our programs feature speakers and participants who are well-known business thinkers, strategists and authors, or "thought leaders," such as Warren Bennis and Robert Reich, and business leaders such as John Sculley and Howard Schultz. In 1998, more than 9,000 individuals, including employees of 80 of the Fortune 100 companies, attended our programs.

  . Services. Our consulting services assist our customers in evaluating and implementing individual and organizational performance improvement, often using tools, techniques and methodologies introduced in our programs. In 1998, we provided consulting services to clients such as American Express Company, American Home Products Corporation, Kraft Foods, Inc., Lucent Technologies, Inc., The Principal Financial Group, Toyota Motor Manufacturing and Xerox Corporation.

  . Products. We offer stand-alone products such as tools and methodologies, assessment instruments and publications. Tools and methodologies are documents that provide defined strategic guidelines for the development of job descriptions, performance goals, career development plans, succession plans and other plans and measures related to human performance. Assessment instruments are questionnaires that provide insight and feedback to an individual, team or organization with respect to a defined set of skills or capabilities. Publications include books and compiled articles and case studies on various organizational development topics that are typically derived from or complement our programs and services.

Our programs, services and products are based upon extensive market research and are delivered by experienced consultants and well-known thought leaders and business leaders. We believe that we are well-positioned to expand and leverage these strengths because of the experience and stability of our management, the core of which has been with us since 1992. The key characteristics of the Linkage solution are our:

  .  comprehensive offerings;

  .  relationships with well-known thought leaders and business leaders;

  .  ability to provide market-driven topics and methodologies;

  .  ability to deliver customized solutions; and

  .  practical applications designed to provide measurable business results.

Our objective is to become the leading provider of high-quality organizational development and corporate education programs, services and products. Our growth strategy to achieve this objective is to:

  . continue to expand our programs, services and products in order to satisfy the organizational development needs of our customers;

  . continue to pursue an aggressive sales and marketing strategy designed to establish new customer relationships, expand existing relationships and capitalize upon significant cross-selling opportunities;

  . establish and maintain ongoing relationships with thought leaders and business leaders;

  . continue to pursue the acquisition of complementary organizational development businesses, such as our recent acquisition of High Technologies, a company that develops and delivers information technology courseware and training;

  . expand our channels of distribution through further creation of international partnerships and partnerships with selected colleges and universities; and

  . continue to expand our delivery methods in order to leverage the content of our programs, services and products and better serve the specific needs, budgetary constraints and cultures of our customers.

Office Location

Our principal executive office is located at One Forbes Road, Lexington, Massachusetts 02421 and our telephone number is (781) 862-4030. Our Internet website is located at www.linkageinc.com. Neither the information contained in our website nor any websites linked to our website is a part of this prospectus.

The Offering

Common stock offered:

  By Linkage..................................
  By selling stockholders.....................    2,526,000 shares

                                                    174,000 shares

     Total...................................
                                                  2,700,000 shares

Common stock outstanding after the offering.....
                                                  8,860,160 shares

Offering price..................................  $    per share

Use of proceeds.................................  Repayment of debt, working capital and other general
                                                  corporate purposes, including
                                                  possible acquisitions.

Proposed Nasdaq National Market symbol..........  LNKG

The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on April 1, 1999. It excludes 133,280 shares subject to outstanding options under our stock plans at a weighted average exercise price of $7.34 per share and 1,900,000 additional shares available for issuance under those plans.

Summary Financial Data

The following table sets forth summary financial data with respect to our company. As you review this summary you should note the following:

  . For all periods presented, we were an S corporation for income tax purposes and therefore not subject to federal and most state income taxes. Our S corporation status will terminate before the closing of this offering.

  . The pro forma net income available to common stockholders shown below has been computed as if we were a C corporation and subject to federal and all applicable state income taxes. The pro forma basic and diluted weighted average shares outstanding include the estimated number of shares required to pay the S corporation distribution described below under "S Corporation Distributions and Termination of S Corporation Status." The following table reconciles the historical weighted average shares outstanding to the pro forma weighted average shares outstanding:

                                                              Basic    Diluted
                                                            --------- ---------
     Historical weighted average shares outstanding........ 6,327,279 6,375,026
     Effective of dilutive shares--number of shares
      required to pay the S corporation distribution,
      estimated to be approximately $8.7 million at $11.00
      per share............................................   790,909   790,909
                                                            --------- ---------
     Pro forma weighted average shares outstanding......... 7,118,188 7,165,935
                                                            ========= =========

  . The pro forma balance sheet data shown below reflect the declaration and payment of the S corporation distribution, which is estimated to be approximately $7.6 million at December 31, 1998 and a tax-related distribution in April 1999 of approximately $1.9 million.

  . The pro forma as adjusted balance sheet data shown below reflect our sale of 2,526,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and our estimated offering expenses.

                                           Year Ended December 31,
                              -------------------------------------------------
                                1994      1995      1996      1997      1998
                              --------- --------- --------- --------- ---------
                               (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenues....................  $   4,051 $   6,750 $  10,733 $  17,550 $  24,274
Gross profit................      1,821     3,347     4,884     7,709    11,105
Income from operations......        587       753     1,566     1,978     2,817
Net income available to
 common stockholders........        579       771     1,443     1,930     3,565
Basic and diluted net income
 per common share...........  $    0.13 $    0.13 $    0.23 $    0.31 $    0.56
Basic weighted average
 shares outstanding.........  4,424,000 5,819,827 6,143,200 6,300,919 6,327,279
Diluted weighted average
 shares outstanding.........  4,424,000 5,819,827 6,148,612 6,324,149 6,375,026
Pro Forma Data:
Net income available to common stockholders.........................  $   3,565
Pro forma incremental income tax provision..........................      1,187
                                                                      ---------
Pro forma net income available to common stockholders...............  $   2,378
                                                                      =========
Pro forma basic net income per common share.........................  $    0.33
Pro forma basic weighted average shares outstanding.................  7,118,188
Pro forma diluted net income per common share.......................  $    0.33
Pro forma diluted weighted average shares outstanding...............  7,165,935

                                                          December 31, 1998
                                                       -------------------------
                                                                          Pro
                                                                         Forma
                                                                 Pro       As
                                                       Actual   Forma   Adjusted
                                                       ------- -------  --------
                                                            (in thousands)
Balance Sheet Data:
Working capital (deficit)............................. $ 6,829 $(3,771) $20,820
Accounts receivable...................................   4,889     535      535
Total assets..........................................  12,045   4,297   28,888
Total debt............................................     250   3,102      250
Stockholders' equity (deficit)........................   8,269  (2,331)  22,260

                                  RISK FACTORS

You should consider carefully the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of your investment.

Our rapid growth could strain our operating infrastructure and management

Our rapid growth could significantly strain our operating infrastructure and management. Our business has grown significantly in size and complexity over the past several years. Our total revenues increased from $4.1 million in 1994 to $24.3 million in 1998. We expect to continue to grow both internally and through acquisitions. Our systems, procedures and controls may not be adequate to support our operations as they expand. Future growth may also impose significant added responsibilities on members of our management. If we are unable to manage our growth, the quality of our services, our ability to retain key personnel and our business, financial condition and results of operations would be materially adversely affected.

The success of our programs requires us to attract thought leaders and business leaders

We believe that the strength of our brand name and reputation significantly depends on our ability to continue to offer customers access to well-known business thinkers, strategists and authors, or "thought leaders," and business leaders. As our program and service offerings expand, our need for thought leaders and business leaders will also increase. However, these leaders generally have limited time to devote to engagements such as our programs. We generally contract with thought leaders and business leaders on a program-by-program basis. We may not always be able to secure the services of these individuals. Our failure to attract or engage these individuals in sufficient numbers could have a material adverse effect on our business, financial condition and results of operations.

Our business may be particularly susceptible to the risks of changing economic conditions

Our existing and future customers may view expenditures for attendance at our programs and purchases of our services and products as more discretionary than other budgetary expenditures. As a result, our revenues and profitability may be affected by general levels of economic activity and employment. We believe that any significant economic downturn or recession could result in reduced attendance at our programs and purchases of our services and products and accordingly could adversely affect our business, financial condition and results of operations.

Our quarterly operating results may continue to fluctuate

Our quarterly operating results fluctuate and may continue to do so as a result of a number of factors, including:

  .  program schedules, attendance, cancellations or postponements;

  .  the gain or loss of material customer relationships;

  .  the utilization rates of our salaried consultants;

  .  the timing or completion of customer engagements; and

  .  the timing, structure and magnitude of acquisitions.

Because of the potential for fluctuations in quarterly results, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful or indicative of future performance. Future revenues and results of operations may vary substantially. It is also possible that in some future quarters our results of operations will fall below our expectations or those of public market analysts and investors. In either case, the price of our common stock would likely decrease.

Our revenues are seasonal

We have experienced, and may in the future experience, significant seasonality in our business, which may affect our financial condition or results of operations. Our revenues have historically been highest in the fourth quarter of the year and lowest in the first quarter. We attribute this seasonality to fewer scheduled programs in the winter months due primarily to inclement weather and our customers' annual budgetary considerations. This seasonality may cause our gross margins to vary significantly on a quarterly basis. We believe that this seasonal trend will continue for the foreseeable future.

We depend on our key management

Our success depends largely on the skills, experience and performance of our executive officers and key employees, including Philip J. Harkins, our President, Chief Executive Officer and Chairman of the Board; Larry R. Carr, our Chief Operating Officer and Treasurer; Todd G. Langton, our Vice President of Educational Programs and Products; and David J. Giber, our Vice President of Consulting. These individuals have been our core management team since 1992 and have been responsible for business development, building relationships with thought leaders and business leaders and overall management of our business. We do not have employment contracts with any of our executive officers. These individuals may not remain with us, and the loss of any one of them could have a material adverse effect on our business, financial condition and results of operations.

We must attract and retain qualified consultants, program managers and sales and marketing personnel

In order to initiate and develop customer relationships and execute our growth strategy, we must attract and retain qualified consultants, program managers and sales and marketing personnel. Competition for such qualified personnel is intense and we may be unable to hire qualified personnel in sufficient numbers. Our failure to attract, assimilate or retain qualified personnel in sufficient numbers may have an adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to develop new and enhanced organizational development programs, services and products

Because the organizational development and corporate education market and the needs of our customers are constantly changing, we must continuously enhance our programs, services and products and develop new ones. Our failure to provide new programs, services and products that address important and emerging industry needs could materially adversely affect our business, financial condition and results of operations.

Our operation of college and university programs involves a number of risks

Our future growth depends in part upon establishing and maintaining strategic partnerships with colleges and universities to provide high-quality educational and training programs. However, we may be unsuccessful in maintaining and expanding our existing partnerships or may be unable to establish and maintain new partnerships with colleges and universities. In 1998, we began directly operating facilities offering corporate education programs through our college and university partners. We incur start-up and operating costs associated with these programs, such as labor, occupancy and equipment expenses, and pay a royalty to the college or university based on program revenues. Historically, we developed similar programs with college and university partners which the partner marketed and implemented. We have not traditionally borne the start-up or operating costs or operating responsibilities for these programs. We may be unable to successfully implement Linkage-operated programs without incurring significant start-up costs and initial operating losses and, once implemented, these programs may not be commercially successful or profitable.

We may be unable to make strategic acquisitions or successfully integrate acquired businesses

We intend to make strategic acquisitions of providers of organizational development and corporate education programs, services and products. In 1998, we completed our first acquisition with the purchase of High Technologies, a company that develops and delivers information technology, or IT, courseware and training. We may be unable to identify and acquire additional businesses or integrate and manage any acquired businesses without substantial costs, delays or other operational or financial problems. The process of integrating acquired companies may involve unforeseen difficulties and require a disproportionate amount of management's attention and financial and other resources. Increased competition for acquisition candidates may develop, in which event we may have fewer acquisition opportunities and higher acquisition costs. Any business we acquire in the future may not achieve anticipated revenues and earnings. Our inability to acquire, integrate and manage successfully providers of organizational development and corporate education programs, services and products could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our intellectual property rights

Our products do not generally include any mechanisms to prohibit or prevent unauthorized copying or use by third parties. A third party could copy or otherwise obtain and use our products, services or methodologies in an unauthorized manner or use these products, services or methodologies to develop substantially similar organizational development and training strategies and processes. Unauthorized use of our products, services or methodologies could have a material adverse effect on our business, financial condition and results of operations.

We may face intellectual property infringement claims

Third parties may claim that our current or future products, services or methodologies infringe on their proprietary rights. We expect that third parties may subject us to intellectual property claims as the number of our products, services and methodologies and the number of our competitors increase in the future. Any such claim could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to continue to compete successfully

The organizational development and corporate education market is highly competitive. Our competitors include several large public and private companies, and numerous small private training and education providers and individuals. In addition, most of our customers maintain internal training departments. Some of our competitors offer programs, services and products that are similar to ours at lower prices, and some competitors have significantly greater financial, managerial, technical, marketing and other resources. In addition, our success depends to a significant extent on our expertise in sales and marketing, including the use of our proprietary database and our direct sales and telemarketing efforts. Our competitors may develop and use sales and marketing techniques similar or superior to ours.

We expect that we will face additional competition from new entrants into our industry. We may not be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

Our international expansion and operations are subject to a number of risks

Revenues from international operations represented approximately 16% of our revenues during 1998. We intend to expand our international activity as part of our business strategy. In order to expand international revenues in subsequent periods, we must establish additional foreign operations, hire additional personnel and offer additional foreign programs, all of which will require significant management attention and financial resources. In addition, our international business may be subject to a variety of risks, including:

  . increased costs associated with maintaining and expanding international marketing efforts;

  . difficulties in tailoring our programs to local markets, including attracting desired speakers from among local business leaders in these markets;

  . difficulties in enforcing contractual obligations and intellectual property rights; and

  .  fluctuations in foreign exchange rates.

These risks may have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations. As we expand our international operations and sales, we may become increasingly susceptible to these risks.

Management stockholders will control the outcome of actions requiring stockholder approval and may prevent or delay a change in control

Our executive officers and directors will beneficially own approximately 69% of our outstanding common stock following this offering. These stockholders, if acting together, would have the ability to elect all of our directors and may have the ability to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of Linkage.

Our management has broad discretion over the use of proceeds

With the exception of repaying debt, we have not determined the specific uses for the net proceeds from this offering. Accordingly, investors in this offering will rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management's specific intentions.

You will face a number of market risks typically associated with initial public offerings

Before this offering, there was no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained after this offering. In addition, because the initial public offering price will be determined by negotiations among us, the selling stockholders and the underwriters, it may not reflect, and may be higher than, the price at which shares may trade following the offering. You should be aware that market prices for securities of companies similar to ours are highly volatile. Factors such as our earnings releases or those of our competitors, announcements of our new contracts or service offerings or those of our competitors and market conditions for stocks of companies similar to ours could have a significant impact on the market price of our common stock.

We do not anticipate paying cash dividends

We do not anticipate paying cash dividends on our common stock as a public company. We are restricted from paying cash dividends under the terms of our bank line of credit.

You will experience an immediate and substantial dilution in the book value of your investment

The initial public offering price per share of our common stock is expected to be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Accordingly, if you purchase shares of our common stock in this offering you will suffer an immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price you pay for our common stock.

Future sales by existing stockholders could depress the market price of our common stock

Sales of substantial numbers of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. After this offering, we will have 8,860,160 shares of common stock outstanding. Holders of 6,292,720 shares of common stock have entered into lock-up agreements with the underwriters. Under these agreements, these stockholders may not sell shares of our common stock until 180 days after the date of this prospectus without the prior permission of U.S. Bancorp Piper Jaffray Inc., as a representative of the underwriters. All of the shares sold in this offering will be freely tradable in the public market, and:

  . 17,360 additional shares may be sold immediately after the date of this prospectus;

  . 24,080 additional shares may be sold in the public market 90 days after the date of this prospectus; and

  . 6,292,720 additional shares may be sold in the public market upon expiration of the lock-up agreements, subject to the provisions of Rule 144 under the Securities Act.

We are unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of our common stock. Sales pursuant to Rule 144 or other exemptions from registration may have an adverse effect on the market price of our common stock and could impair our ability to raise capital through offerings of our equity securities.

Various provisions of Delaware law and our charter and by-laws may make a takeover of our company more difficult

Our certificate of incorporation and by-laws and various provisions of the Delaware corporate law may deter hostile takeovers or delay or prevent acquisition proposals or changes in control or management, including transactions that might benefit our public stockholders. For example, our Board of Directors has the authority, without further action by our stockholders, to fix the rights and preferences of, and to issue shares of, preferred stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                                USE OF PROCEEDS

We estimate that the net proceeds from our sale of 2,526,000 shares of common stock, after deducting underwriting discounts and our estimated offering expenses, will be approximately $24,591,000, or $28,734,000 if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $11.00 per share. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

The principal purposes of this offering are to:

  . enhance our ability to use our common stock as a means of attracting and retaining key employees;

  .  provide increased visibility and credibility in the marketplace;

  . enhance our ability to use our common stock as consideration for future acquisitions;

  .  facilitate our future access to public equity markets; and

  .  provide liquidity to our existing stockholders.

We expect to use approximately $2.0 million of the net proceeds of this offering to repay the outstanding balance on our line of credit, which we will use to fund a portion of the distribution to our stockholders described below. Borrowings under our line of credit bear interest at the bank's base rate plus 0.25%, which was 8.00% at April 1, 1999. This line of credit will expire on May 31, 2000. Before borrowing to pay a portion of this dividend, we did not have any debt outstanding under the line of credit.

We will use the remainder of the net proceeds received from this offering for working capital and other general corporate purposes, including possible acquisitions of businesses, products and technologies. From time to time we engage in discussions with potential acquisition candidates. However, we have no current plans, commitments or agreements with respect to any acquisitions, and we may not make any acquisitions.

Except as described above, we have not identified specific uses for the net proceeds of this offering, and we will have discretion over their use and investment. Pending use of the net proceeds, we intend to invest these proceeds in short-term, investment-grade, interest-bearing instruments.

      S CORPORATION DISTRIBUTIONS AND TERMINATION OF S CORPORATION STATUS

Since 1988, we have been an S corporation under Subchapter S of the Internal Revenue Code and applicable state tax laws. As a result, our stockholders, rather than Linkage, have been required to pay federal and most state income taxes based on our taxable earnings, whether or not these amounts have been distributed to them. We have made periodic distributions to our stockholders in amounts equal to the stockholders' estimated aggregate tax liabilities associated with our taxable earnings, as well as other dividend distributions. We made distributions to our stockholders of approximately $60,000 in 1996, $244,000 in 1997, $989,000 in 1998 and $1,858,000 in April 1999.

Before we complete this offering, we will terminate our S corporation status and will change our method of accounting for tax purposes from the cash method to the accrual method. At that time, we will also declare an S corporation distribution in an amount equal to our estimate of the undistributed S corporation earnings through that day. We expect that the S corporation distribution will be approximately $8.7 million, although the actual amount will depend on our 1999 S corporation earnings.

The S corporation distribution will be paid using a combination of available cash, a portion of our accounts receivable and borrowings under our line of credit. We will repay any amounts borrowed using a portion of the net proceeds of this offering. Investors purchasing common stock in this offering will not be entitled to receive any portion of the S corporation distribution.

We intend to structure the S corporation distribution so that no deferred tax liability will be recorded in connection with the termination of our S corporation status. When we terminate our S corporation status, we will become subject to federal and state income taxes at applicable corporate tax rates.

In connection with the termination of our S corporation status, we will enter into a tax indemnification agreement with each of the stockholders receiving a portion of the S corporation dividend relating to their income tax liabilities. For more information regarding this agreement, see "Certain Transactions."

                                DIVIDEND POLICY

We currently intend to retain future earnings, if any, to finance our growth strategy. We do not anticipate paying cash dividends on our common stock as a public company. We are restricted from paying cash dividends under the terms of our bank line of credit. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, restrictions in financing agreements and plans for expansion.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1998:

   .  on an actual basis;

   . on a pro forma basis to give effect to the S corporation distribution as if it had been paid on that date, which would have been approximately $8.7 million, the termination of our S corporation status and the April 1999 tax-related distribution of approximately $1.9 million; and

   . on a pro forma basis as adjusted to reflect our issuance and sale of 2,526,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds, after deducting the underwriting discounts and our estimated offering expenses.

You should read this table together with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                       December 31, 1998
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
Short-term debt................................. $   --   $  2,852   $    --
                                                 =======  =======    ========
Long-term debt.................................. $   250  $    250   $    250
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 2,000,000
   shares authorized, no shares issued or
   outstanding..................................     --        --         --
  Common stock, $.01 par value; 30,000,000
   shares authorized; 6,334,160 shares issued
   and outstanding (actual and pro forma);
   8,860,160 shares issued and outstanding (pro
   forma as adjusted)...........................      63        63         89
Additional paid-in-capital (deficiency).........   1,056    (2,363)    22,202
Retained earnings...............................   7,181       --         --

Accumulated other comprehensive loss............     (31)      (31)       (31)
                                                 -------  -------    --------
  Total stockholders' equity (deficit)..........   8,269    (2,331)    22,260
                                                 -------  -------    --------
  Total capitalization (deficiency)............. $ 8,519  $ (2,081)  $ 22,510
                                                 =======  =======    ========

The number of shares outstanding is based on the number of shares of our common stock outstanding on December 31, 1998. It excludes 66,080 shares subject to options outstanding under our stock plans at a weighted average exercise price of $3.61 per share and 1,900,000 additional shares available for issuance under those plans.

                                    DILUTION

Our pro forma net tangible book value (deficit) at December 31, 1998, after giving effect to payment of the S corporation distribution and the April 1999 tax-related distribution of approximately $1,858,000, was approximately $(2,964,000), or $(.47) per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets, or total assets less intangible assets, reduced by our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of the 2,526,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and our estimated offering expenses and applying the estimated net proceeds therefrom, our pro forma net tangible book value as of December 31, 1998 would have been approximately $21,627,000, or $2.44 per share. This represents an immediate increase in pro forma net tangible book value of $2.91 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.56 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................         $11.00
 Net tangible book value per share as of December 31, 1998.......  $1.20
 Net decrease per share attributable to S corporation and tax-
  related distributions..........................................  (1.67)
                                                                   -----
 Pro forma net tangible book value (deficit) per share before
  this offering..................................................           (.47)
 Increase per share attributable to this offering................           2.91
                                                                          ------
Pro forma net tangible book value per share after this offering..           2.44
                                                                          ------
Dilution per share to new investors..............................         $ 8.56
                                                                          ======

The following table summarizes, on a pro forma basis as of December 31, 1998, the total number of shares of common stock purchased from Linkage, the total consideration paid and the average consideration paid per share by our existing stockholders and by the new investors, at an assumed initial public offering price of $11.00 per share for shares purchased in this offering, before deducting underwriting discounts and our estimated offering expenses. Shares held by existing stockholders will be reduced by the number of shares sold by them in this offering. As a result, the number of shares held by existing stockholders will be reduced to 6,160,160, or 69.5% of the total number of shares of our common stock outstanding after this offering.

                                Shares Purchased  Total Consideration  Average
                                ----------------- ------------------- Price Per
                                 Number   Percent   Amount    Percent   Share
                                --------- ------- ----------- ------- ---------
   Existing stockholders....... 6,334,160   71.5% $     9,561      *%  $    *
   New investors............... 2,526,000   28.5  $27,786,000  100.0   $11.00
                                ---------  -----  -----------  -----
   Total....................... 8,860,160  100.0% $27,795,561  100.0%
                                =========  =====  ===========  =====

-------------------------------
* Not meaningful.

The table above assumes no exercise of outstanding stock options and excludes 66,080 shares of common stock subject to options outstanding under our stock plans and 1,900,000 additional shares of common stock available for issuance under those plans.

                            SELECTED FINANCIAL DATA

The selected consolidated financial data set forth below as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 are derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 are derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited periods. You should read the data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

For all periods presented, we were an S corporation for income tax purposes and therefore not subject to federal and most state income taxes. Therefore, we have paid dividends in the past to permit our stockholders to pay their taxes. Our S corporation status will terminate before this offering. The pro forma net income available to common stockholders has been computed by adjusting net income, as reported, to record the incremental income tax expense that would have been recorded had we been a C corporation. The pro forma basic and diluted weighted average shares outstanding include the estimated number of shares required to pay the S corporation distribution.

                                         Year Ended December 31,
                          ------------------------------------------------------
                            1994        1995       1996       1997       1998
                          ---------  ---------- ---------- ---------- ----------
                             (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenues................  $   4,051  $    6,750 $   10,733 $   17,550 $   24,274
Cost of revenues........      2,230       3,403      5,849      9,841     13,169
                          ---------  ---------- ---------- ---------- ----------
Gross profit............      1,821       3,347      4,884      7,709     11,105
Operating expense:
 Sales and marketing....      1,234         832      1,861      3,145      4,152
 General and
  administrative........        --        1,189      1,453      2,208      3,036
 Stock-based
  compensation(/1/).....        --          573          4        378         79
 Settlement
  bonuses(/2/)..........        --          --         --         --       1,021
                          ---------  ---------- ---------- ---------- ----------
  Total operating
   expense..............      1,234       2,594      3,318      5,731      8,288
                          ---------  ---------- ---------- ---------- ----------
Income from operations..        587         753      1,566      1,978      2,817
Interest income
 (expense), net.........         (8)         18         70        124        187
Other income(/2/).......        --          --         --         --       7,361
                          ---------  ---------- ---------- ---------- ----------
Income before income
 taxes..................        579         771      1,636      2,102     10,365
Income tax provision....        --          --         193        172        460
                          ---------  ---------- ---------- ---------- ----------
Net income..............        579         771      1,443      1,930      9,905
Preferential
 distribution(/2/)......        --          --         --         --       6,340
                          ---------  ---------- ---------- ---------- ----------
Net income available to
 common stockholders....  $     579  $      771 $    1,443 $    1,930 $    3,565
                          =========  ========== ========== ========== ==========
Basic and diluted net
 income per common
 share..................  $    0.13  $     0.13 $     0.23 $     0.31 $     0.56
                          =========  ========== ========== ========== ==========
Cash dividends
 declared...............  $     --   $       18 $       60 $      244 $      989
                          =========  ========== ========== ========== ==========
Basic and diluted cash
 dividends declared per
 common share...........  $     --   $     0.01 $     0.01 $     0.04 $     0.16
                          =========  ========== ========== ========== ==========
Basic weighted average
 shares outstanding.....  4,424,000   5,819,827  6,143,200  6,300,919  6,327,279
Diluted weighted average
 shares outstanding.....  4,424,000   5,819,827  6,148,663  6,324,149  6,375,026

                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
                                                                (in thousands,
                                                               except share and
                                                                per share data)
Pro Forma Data(/3/):
Net income available to common stockholders...................    $    3,565
Pro forma incremental income tax provision....................         1,187
                                                                  ----------
Pro forma net income available to common stockholders.........    $    2,378
                                                                  ==========
Pro forma basic net income per common share...................    $     0.33
Pro forma basic weighted average shares outstanding...........     7,118,188
Pro forma diluted net income per common share.................    $     0.33
Pro forma diluted weighted average shares outstanding.........     7,165,935

                                                        December 31,
                                             -----------------------------------
                                              1994   1995   1996   1997   1998
                                             ------ ------ ------ ------ -------
                                                     (in thousands)
Balance Sheet Data:
Working capital............................. $  712 $1,998 $3,290 $5,112 $ 6,829
Total assets................................  1,184  2,754  4,864  7,322  12,045
Total debt..................................    100    --     --     --      250
Stockholders' equity........................    783  2,111  3,536  5,579   8,269

-------------------------------

(/1/)Stock-based compensation is a non-cash expense related to employee stock option grants and stock grants, and is based on the difference between the fair market value of our common stock and the option exercise price or cash paid for stock at the date of grant.

(/2/)In July 1994, we were awarded damages in a breach of contract suit. In
 February 1995, while the damages award was being appealed, we transferred the rights to the damages award to an entity owned by our then sole stockholder. In 1998, that entity received the damages award and paid amounts totalling $1.0 million to some of our employees. We recorded these payments to employees as an expense. We recorded the damages award, net of contingent legal expenses paid only by the related entity, as other income in the year ended December 31, 1998. Because the damages award belongs to the related entity, we accounted for the damages award, net of related expenses and the employee payments, as a preferential distribution. For more information, you should see note 6 of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

(/3/)The pro forma net income available to common stockholders shown below has been computed as if we were a C corporation and subject to federal and all applicable state income taxes. The pro forma basic and diluted weighted average shares outstanding include the estimated number of shares required to pay the S corporation distribution described above under "S Corporation Distributions and Termination of S Corporation Status." The following table reconciles the historical weighted average shares outstanding to the pro forma weighted average shares outstanding:

                                                              Basic    Diluted
                                                            --------- ---------
  Historical weighted average shares outstanding........... 6,327,279 6,375,026
  Effective of dilutive shares--number of shares required
   to pay the S corporation
   distribution estimated to be $8.7 million at $11.00 per
   share...................................................   790,909   790,909
                                                            --------- ---------
  Pro forma weighted average shares outstanding............ 7,118,188 7,165,935
                                                            ========= =========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read along with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

Overview

We provide organizational development and corporate education programs, services and products designed to improve the efficiency, effectiveness and productivity of individual employees and organizations. We were founded and began offering technical training programs in 1988. We began offering organizational development consulting services in 1991; organizational development programs in 1992; and organizational development products in 1993. We began offering conferences in Canada and Europe and leadership development consulting services in 1996; institutes, coaching and assessment consulting services and Linkage-developed methodologies, assessment instruments and stand-alone products for sale in 1997; and sponsored research-based programs in 1998.

We generate our revenues from:

  . Registration and sponsorship fees from our public and in-house programs. We charge our public program attendees rates generally ranging from $500 to $6,000, depending on the program content, format and length. These fees are generally pre-paid and non-refundable. We charge the featured sponsors involved in these programs a fee ranging from $2,500 to $50,000, depending on the level of sponsorship. We recognize revenues from each public and in-house program ratably over the term of the program. Cost of revenues for our public and in-house programs consists primarily of:

    -- the direct costs related to offering these programs, including salaries and benefits for program managers and operations and customer service employees;

    -- fees to speakers; and

    -- costs related to conducting the programs, including food, beverage and printing costs.

  . Fees and royalties on college and university programs. Since 1992, we have developed programs in conjunction with college and university partners which the partner markets and implements. For these partner-operated programs, we receive a market assessment fee for our research concerning the corporate education needs and competition in the relevant geographical area, a program implementation fee and royalties from the college or university partner based on a percentage of the revenues generated from these programs. For partner-operated programs, we recognize fee revenues ratably as services are rendered and royalty revenues when the program is started. Cost of revenues for these programs consists primarily of labor-related expenses.

    In 1998, we began directly operating facilities offering corporate education programs through our college and university partners, for which we charge program attendees a fixed rate generally ranging from $6,000 to $7,000 per program. Revenues from these Linkage-operated programs are recognized ratably over the term of the program. Cost of revenues for these programs includes start-up and operating costs, such as labor, occupancy, software and equipment lease expenses, and royalties paid to the college or university partner based on program revenues.

  . Fees for consulting services. We generally charge on a time-and-materials basis for our consulting services. We recognize revenues from our consulting services based on actual time expended, which is billed at our hourly rates. Cost of revenues for our consulting services consists primarily of salaries and benefits for our consultants.

  . Direct sales of books, program materials and other products. Our books, program materials and other products are typically sold on a unit basis or through licensing arrangements. We recognize fee and royalty revenues on direct sales of our books, program materials and other products when sold. Cost of revenues for our books, program materials and other products consists primarily of the costs of purchasing, printing and distributing these materials.

The primary factors affecting our gross margins are the number of attendees and sponsors for our public and in-house programs and the utilization rates of our consultants. Other factors that affect our gross margins include the number of programs with our college and university partners and the volume of sales of our books and other products.

Our operating expense generally consists of sales and marketing expense, and general and administrative expense. Our sales and marketing expense relates primarily to our programs and, as such, fluctuates in relation to the number of programs that we offer. This expense consists primarily of:

  .  printing and postage costs associated with our direct marketing efforts;

  . salaries, benefits and bonuses for our sales, marketing and related administrative personnel; and

  . marketing and administrative expenses for our public and in-house programs.

Our general and administrative expense consists primarily of costs associated with management and administrative personnel, occupancy costs, depreciation and amortization of goodwill.

As part of our business strategy, we intend to expand our international operations. We derived approximately 15.9% of our revenues in 1998 from international operations. This activity primarily involved:

  . offering six conferences in Europe and Canada on selected organizational development topics;

  . providing consulting services to various Canadian companies, European companies and European subsidiaries of multi-national organizations; and

  . selling books and other products by direct mail catalogs distributed in Canada and Europe.

In August 1998, we completed our first acquisition with the purchase of High Technologies for $500,000 in cash and an acquisition liability of $250,000. We may also be required to pay up to an additional $215,000 in cash based on the future earnings of High Technologies. We accounted for this transaction as a purchase and recorded $645,000 of goodwill, which we are amortizing over a 40-year period.

In July 1994, in connection with a breach of contract claim, a jury returned a verdict in our favor and awarded us damages. In February 1995, while this suit was being appealed, we transferred this award to a related company owned by our then sole stockholder. In 1998, the related company received a settlement for this claim of $7.4 million, net of legal fees and other related expenses, which we accounted for as other income in our statement of operations. Philip J. Harkins & Associates, Inc. paid bonuses of approximately $1.0 million to some of our employees in recognition of their efforts related to the suit. We accounted for these payments as settlement bonuses. The remaining amounts were accounted for as a preferential distribution to a stockholder. These transactions had no net effect on our 1998 net income available to common stockholders.

We have granted some of our employees shares of our common stock in recognition of their efforts and importance to us. We have recorded an expense immediately on the date of the grant, based on the fair market value of the stock on the date of grant. We have also granted some of our employees options to purchase our common stock. In these cases, we have recorded or are recording an expense for the difference between the option exercise price and the fair market value of the stock on the date of grant. The fair market value of our common stock was determined after consideration of multiple factors which included our business, financial condition, results of operations for the relevant periods, the risks inherent to a rapidly growing organization, the general health of the economy and the possibility of a public stock offering. These expenses appear in our statement of operations as stock-based compensation, which we recognized as $378,000 in 1997 and $79,000 in 1998. We will continue to record stock-based compensation until the last of these stock options fully vest.

For all the periods presented, we have been treated for federal and state income tax purposes as an S corporation. As a result, our stockholders, rather than Linkage, were taxed directly on our earnings. Before we complete this offering, we will declare the S corporation dividend. We will then terminate our S corporation status and will be subject to federal and state income taxes at applicable corporate tax rates. See "S Corporation Distributions and Termination of S Corporation Status."

Results of Operations

The following table expresses the items in our statement of operations as a percentage of revenues for the periods indicated and as a percentage change from the prior period:

                            As a Percentage of         Percentage Increase (Decrease)
                                 Revenues                  From the Prior Period
                          --------------------------  ----------------------------------
                          1995   1996   1997   1998      1996        1997        1998
                          -----  -----  -----  -----  ----------  ----------  ----------
Revenues................  100.0% 100.0% 100.0% 100.0%       59.0%       63.5%       38.3%
Cost of revenues........   50.4   54.5   56.1   54.3        71.9        68.2        33.8
                          -----  -----  -----  -----  ----------  ----------  ----------
Gross margin............   49.6   45.5   43.9   45.7        45.9        57.9        44.1
Operating expense:
 Sales and marketing....   12.3   17.3   17.9   17.1       123.7        69.0        32.0
 General and
  administrative........   17.6   13.5   12.6   12.5        22.2        52.0        37.5
 Stock-based
  compensation..........    8.5    0.0    2.2    0.3      *           *           *
 Settlement bonuses.....    --     --     --     4.2         --          --       *
                          -----  -----  -----  -----  ----------  ----------  ----------
  Total operating
   expense..............   38.4   30.8   32.7   34.1        27.9        72.8        44.6
                          -----  -----  -----  -----  ----------  ----------  ----------
Income from operations..   11.2   14.7   11.3   11.6       108.0        26.3        42.4
Interest income, net....    0.3    0.6    0.7    0.8       288.9        77.7        51.0
Other income............    --     --     --    30.3         --          --       *
                          -----  -----  -----  -----  ----------  ----------  ----------
Income before income
 taxes..................   11.5   15.3   12.0   42.7       112.2        28.5       393.3
Income tax provision....    --     1.8    1.0    1.9         --        (10.9)      167.4
                          -----  -----  -----  -----  ----------  ----------  ----------
Net income..............   11.5   13.5   11.0   40.8        87.2        33.8       413.3
Preferential
 distribution...........    --     --     --    26.1         --          --       *
                          -----  -----  -----  -----  ----------  ----------  ----------
Net income available to
 common stockholders....   11.5%  13.5%  11.0%  14.7%       87.2%       33.8%       84.8%
                          =====  =====  =====  =====  ==========  ==========  ==========

------------------------------
* Not meaningful.

1998 compared with 1997

Revenues. Revenues for 1998 increased by $6.7 million, or 38.3%, to $24.3 million from $17.5 million for 1997. The increase in revenues was primarily due to:

  . an increase in the number of conferences offered to 19 in 1998 from 14 in 1997;

  . an increase in the utilization rate and number of our consulting personnel; and

  . an increase in the number of institutes offered to three in 1998 from one in 1997.

Cost of revenues and gross margin. Cost of revenues for 1998 increased by $3.3 million, or 33.8%, to $13.2 million from $9.8 million for 1997. This increase was primarily due to increases in the cost of labor, speaker fees and food, beverage and other costs resulting from increases in the number of conferences held and the number of individuals employed in 1998. Gross margin for 1998 increased to 45.7% from 43.9% for 1997 because our direct costs were spread over a greater number of programs.

Sales and marketing expense. Sales and marketing expense for 1998 increased by $1.0 million, or 32.0%, to $4.2 million from $3.1 million for 1997. This increase was primarily due to an increase in our outbound telemarketing payroll to support the increased number of programs offered in 1998. As a percentage of revenues, sales and marketing expense decreased to 17.1% for 1998 from 17.9% for 1997. This decrease was primarily due to an increase in the number of institutes, which have a higher per participant fee relative to the direct marketing costs to promote these programs. We expect sales and marketing expense to increase in absolute dollars as we expand our sales and marketing efforts but to remain relatively constant as a percentage of revenues.

General and administrative expense. General and administrative expense for 1998 increased by $828,000, or 37.5%, to $3.0 million from $2.2 million for 1997. This increase was primarily due to an increase in our management, finance and information services personnel and increased rent expense due to the opening of our San Francisco and Dallas regional offices, and the expansion of our Minneapolis regional office and our Lexington, Massachusetts headquarters. As a percentage of revenues, general and administrative expense decreased to 12.5% for 1998 from 12.6% for 1997. We expect general and administrative expense to increase in absolute dollars and as a percentage of revenues as we continue to invest in the infrastructure necessary to support future growth.

Settlement bonuses. Settlement bonuses totalled $1.0 million in 1998. See footnote (2) of "Selected Financial Data." There were no similar settlement bonuses in any of our previous years, and we do not anticipate similar settlement bonuses in future years.

1997 compared with 1996

Revenues. Revenues for 1997 increased by $6.8 million, or 63.5%, to $17.5 million from $10.7 million for 1996. The increase in revenues was primarily due to:

  . an increase in the number of conferences offered to 14 in 1997 from 10 in 1996;

  .  the offering of our first institute in 1997; and

  .  an increase in the number of our consulting personnel.

Cost of revenues and gross margin. Cost of revenues for 1997 increased by $4.0 million, or 68.2%, to $9.8 million from $5.8 million for 1996. This increase was primarily due to increases in the costs of labor, speaker fees and food, beverage and other costs resulting from increases in the number of conferences held and the number of individuals employed in 1997. Gross margin for 1997 decreased to 43.9% from 45.5% for 1996. This decrease was primarily due to intended increases in speaker fees and food and beverage costs.

Sales and marketing expense. Sales and marketing expense for 1997 increased by $1.3 million, or 69.0%, to $3.1 million from $1.9 million for 1996. As a percentage of revenues, sales and marketing expense increased to 17.9% for 1997 from 17.3% for 1996. The increase in sales and marketing expense in absolute dollars and as a percentage of revenues was primarily due to an increase in printing and direct mail costs for our brochures.

General and administrative expense. General and administrative expense for 1997 increased by $756,000, or 52.0%, to $2.2 million from $1.5 million for 1996. This increase was primarily due to an increase in administrative personnel to accommodate our growth as well as increased rent and relocation expenses related to our move to expanded facilities in Lexington, Massachusetts. As a percentage of revenues, general and administrative expense decreased to 12.6% for 1997 from 13.5% for 1996.

1996 compared with 1995

Revenues. Revenues for 1996 increased by $4.0 million, or 59.0%, to $10.7 million from $6.8 million for 1995. The increase in revenues was primarily due to an increase in the number of conferences offered to 10 in 1996 from four in 1995 and an increase in consulting revenues.

Cost of revenues and gross margin. Cost of revenues for 1996 increased by $2.4 million, or 71.9%, to $5.8 million from $3.4 million for 1995. This increase was primarily due to an increase in labor, food and beverage costs and speaker fees. Gross margin for 1996 decreased to 45.5% from 49.6% for 1995. This decrease was primarily due to increases in speaker fees and food and beverage costs.

Sales and marketing expense. Sales and marketing expense for 1996 increased by $1.0 million, or 123.7%, to $1.9 million from $832,000 for 1995. As a percentage of revenues, sales and marketing expense increased to 17.3% for 1996 from 12.3% for 1995. The increase in sales and marketing expense in absolute dollars and as a percentage of revenues was primarily due to an increase in printing and mailing costs and an increase in the number of telemarketing personnel.

General and administrative expense. General and administrative expense for 1996 increased by $264,000, or 22.2%, to $1.5 million from $1.2 million for 1995. This increase was primarily due to an increase in the number of administrative personnel. As a percentage of revenues, general and administrative expense decreased to 13.5% for 1996 from 17.6% for 1995.

Selected Quarterly Results of Operations

The following table sets forth the items in our statement of operations for each of the four calendar quarters in 1998 in dollars and as a percentage of revenues. This unaudited information was prepared on a basis consistent with our audited consolidated financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair statement of the results of operations for the unaudited periods.

                                                           Three Months Ended
                              -------------------------------------------------------------------------------
                              March 31,  June 30,  Sept. 30, Dec. 31, March 31,  June 30,  Sept. 30, Dec. 31,
                                1998       1998      1998      1998     1998       1998      1998      1998
                              ---------  --------- --------- -------- ---------  --------  --------- --------
                                          (in thousands)                  (as a percentage of revenues)
Revenues..................... $   3,158  $   5,657 $  6,328  $  9,131     100.0%   100.0%     100.0%   100.0%
Cost of revenues.............     1,887      2,584    3,550     5,148      59.8     45.7       56.1     56.4
                              ---------  --------- --------  -------- ---------  -------    -------  -------
Gross profit.................     1,271      3,073    2,778     3,983      40.2     54.3       43.9     43.6
Operating expense:
 Sales and marketing.........       437        934    1,190     1,590      13.8     16.5       18.8     17.4
 General and administrative..       648        708      863       817      20.5     12.5       13.6      9.0
 Stock-based compensation....        61        --        18       --        1.9      --         0.3      --
 Settlement bonuses..........       990        --       --         32      31.4      --         --       0.3
                              ---------  --------- --------  -------- ---------  -------    -------  -------
 Total operating expense.....     2,136      1,642    2,071     2,439      67.6     29.0       32.7     26.7
                              ---------  --------- --------  -------- ---------  -------    -------  -------
Income
 (loss) from operations......      (865)     1,431      707     1,544    (27.4)     25.3       11.2     16.9
Interest income, net.........        41         54       52        40       1.3      1.0        0.8      0.4
Other income.................     7,361        --       --        --      233.1      --         --       --
                              ---------  --------- --------  -------- ---------  -------    -------  -------
Income before income taxes...     6,538      1,485      758     1,584     207.0     26.3       12.0     17.3
Income tax provision.........        52         26      138       244       1.6      0.5        2.2      2.7
                              ---------  --------- --------  -------- ---------  -------    -------  -------
Net income...................     6,486      1,459      620     1,340     205.4     25.8        9.8     14.7
Preferential distribution....     6,340        --       --        --      200.8      --         --       --
                              ---------  --------- --------  -------- ---------  -------    -------  -------
Net income available to
 common stockholders......... $     146  $   1,459 $    620  $  1,340       4.6%    25.8%       9.8%    14.7%
                              =========  ========= ========  ======== =========  =======    =======  =======

Our revenues have historically been highest in the fourth quarter and lowest in the first quarter of each year. The increase in the fourth quarter primarily reflects the seasonality of our programs business. We typically schedule more programs in the fall months to accommodate the travel and attendance preferences of our customers and schedule fewer programs in the winter months in consideration of inclement weather and our customers' annual budget considerations.

We believe that these seasonal trends will continue for the foreseeable future. Because of the potential for fluctuation in results, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful or indicative of future performance. It is also possible that in some future quarters our results of operations will fall below our expectations or those of public market analysts and investors. In either case, the price of our common stock would likely decrease.

In 1998, our gross margins were 40.2% for the first quarter, 54.3% for the second quarter, 43.9% for the third quarter and 43.6% for the fourth quarter, as compared to 45.7% for the entire year. The lower gross margin in the first quarter was primarily due to the seasonality of our programs business. The higher gross margin in the second quarter was primarily due to better than expected attendance at two of our conferences in that quarter.

Liquidity and Capital Resources

As of December 31, 1998, we had cash and cash equivalents of approximately $3.4 million and working capital of $6.8 million.

Historically, we have funded our growth from cash generated from operations. Our operating activities provided cash of approximately $1.5 million in 1998, $1.8 million in 1997 and $2.9 million in 1996. The decrease in cash from operations in each year was primarily due to increases in prepaid expenses and accounts receivable.

Net cash used in investing activities consisted of capital expenditures of approximately $1.3 million in 1998, $319,000 in 1997 and $188,000 in 1996 for purchases of computer equipment and software and, in 1998, for the acquisition of High Technologies. The increases in each year reflect our overall expansion and growth.

The net cash that we used in our financing activities consisted of approximately $908,000 in 1998 primarily as a result of S corporation distributions offset in part by an increase in long-term debt, and $240,000 in 1997 and $60,000 in 1996 as a result of S corporation distributions.

We have a line of credit with BankBoston, N.A. for up to $4.0 million that is secured by substantially all of our assets. Borrowings bear interest at the bank's base rate plus 0.25% per year. To date, we have not used this line of credit. We anticipate borrowing under this line of credit to fund a portion of the S corporation dividend and intend to repay such borrowings through proceeds from this offering.

We have no material commitments for any capital expenditures. We believe that anticipated funds from operations, proceeds from this offering and amounts available under our line of credit will satisfy our anticipated working capital and capital expenditure requirements for the foreseeable future.

Euro

Effective January 1, 1999, the European Monetary Union created a single currency, the euro, for its member countries. A transition period, from January 1, 1999 through December 31, 2001, will allow the member countries to convert systematically their local currencies to the euro. During this transition period, either the euro or a member country's currency will be accepted as legal tender.

We have systems in place in Linkage International Ltd., our wholly-owned U.K. subsidiary, that have the capability to convert foreign currencies, including the euro. We have considered the effect on pricing and technology when evaluating the impact of the euro and determined that its adoption will not likely have a significant impact on our financial condition or results of operation.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, our financial position and results of operations are routinely subjected to a variety of risks, including market risk associated with interest rate movements on borrowings and currency rate movements on non U.S. dollar denominated assets and liabilities.

We utilize cash from operations and U.S. dollar denominated borrowings to fund our working capital and investment needs. Short-term debt, if required, is used to meet working capital requirements.

We have a line of credit available as a source of financing for our working capital requirements. Borrowings under this credit agreement bear interest at the bank's base rate plus 0.25%. At December 31, 1998 and 1997, we had no short-term or long-term debt outstanding.

Our foreign currency exposure is generated primarily from our European operating subsidiary. Based upon sensitivity analysis as of December 31, 1998, a 10% favorable change in foreign currency exchange rates would cause the fair value of our financial instruments to increase by $130,000. A 10% unfavorable change would cause the fair value of our financial instruments to decrease by $130,000.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. This standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. We will adopt this statement during fiscal 2000 and we are currently assessing the impact the statement will have on our financial statements.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. This pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We currently expense our costs of computer software developed or obtained for internal use and expect the adoption of SOP 98-1 will not have a material impact on our financial statements.

The Year 2000 Issue

We use information technology systems in our internal operations, including "off-the-shelf" applications used for financial management, sales management, customer registration, order processing and various administrative functions. We also internally use personal computers and various voice and data communications systems. We employ the Internet to market some of our programs, products and services, and use computer hardware and software in the delivery of the IT training that we offer through our college and university partnerships. Some of the vendors who provide services to us also use information technology systems and software products.

We have completed an internal assessment of year 2000 compliance of the information technology systems and software products that we use. We believe that these systems and products are year 2000 compliant.

If our IT systems or software products experience year 2000 failures or malfunctions, our operations may be substantially curtailed until we, or our third-party suppliers, develop a solution to address each system's or product's failure. In such event, the most reasonably likely worst case scenario is that we may be unable to access customer records, operate our Internet site, receive email or prepare our financial statements for the fourth quarter of 1999 or periods thereafter. We have resolved all internal year 2000 issues identified to date and therefore do not currently have year 2000 related contingency plans.

Because we have relationships with, and to varying degrees depend upon, a number of third parties that provide us with information, goods and services, we are also subject to risks associated with such third parties' year 2000 issues. These third parties include financial institutions, customers, vendors and suppliers. If these or other third parties experience year 2000 failures or malfunctions there could be an adverse impact on our ability to conduct operations. We have not yet completed our evaluation of our vendors' contingency planning with respect to their potential year 2000 deficiencies. We intend to complete these evaluations by September 1999.

We have also completed an assessment of the year 2000 risks associated with our programs, services and products and we have determined that they present no material year 2000 issues.

Our costs to date on year 2000 compliance have not been material. We currently believe that any future costs to remediate any year 2000 issues will not have a material adverse effect on our business, financial position or results of operations.

                                   BUSINESS

We provide organizational development and corporate education programs, services and products designed to improve the efficiency, effectiveness and productivity of individual employees and organizations. Our revenues have increased from $4.1 million in 1994 to $24.3 million in 1998, representing a compound annual growth rate of 57%.

Industry Background

The organizational development market is a large and diverse industry encompassing all aspects of employee, team and leadership development, including assessment, training, organizational design and other initiatives focused on performance improvement. We believe that organizations are increasingly seeking to improve the structures, systems and strategies that enhance human performance. As a result, organizations increasingly view training, development and education expenditures as necessary investments in human capital rather than discretionary expenses.

The corporate training and education market is a growing and highly visible component of the organizational development market. According to TRAINING Magazine, domestic corporations with over 100 employees budgeted approximately $60.7 billion for training programs in 1998, a 4.7% compound annual increase from 1993. Of that total, $14.3 billion was spent on external providers of performance improvement services, an 8.8% compound annual increase from 1993.

We believe that the growth in the organizational development and corporate education market has been and will continue to be driven by a number of key factors, including the following:

  . The workplace is becoming increasingly knowledge-intensive. As a result, more organizations recognize that the skills, knowledge and effective interaction of an organization's workforce can be significant competitive advantages.

  . As the rate of change in work processes and systems accelerates, a growing number of organizations must formalize their organizational learning and performance improvement activities in order to remain competitive.

  . Due to a documented shortage of skilled workers, organizations are increasingly finding it necessary to implement broad organizational development initiatives and provide employee education programs addressing specific skills.

These trends place greater demands on the limited resources of human resource and training departments. In addition, as the need to design and implement organizational development initiatives becomes more important, corporations seek greater access to leading management and organizational development strategies through interaction with thought leaders and business leaders. However, few organizations have access to these leaders or the resources or expertise to design and implement the strategies necessary to maximize the development of employees and the organization. Corporations increasingly recognize that this experience and knowledge is often available only through external providers. We believe, therefore, that organizations seek a single provider who can:

  . address a broad range of organizational development and corporate education needs;

  . expose the organization to leading management strategies, thought leaders and business leaders;

  . assist in designing, developing and implementing organizational development structures, strategies and systems; and

  . provide tools, methodologies and other resources that assist the organization in measuring the performance outcomes of their training initiatives.

The Linkage Solution

We design, develop and implement programs, services and products to meet the broad organizational development needs of our customers across all industries.

  . Programs. We offer high-quality programs addressing specific organizational development topics, such as leadership development, team development and coaching, through different formats designed to offer our customers varying degrees of scope and concentration to meet their specific needs. Our programs include:

    --open enrollment public programs, including conferences, institutes and workshops;

    --research-based programs;

    --customized in-house programs; and

    --corporate education programs through our partnerships with colleges and universities.

  . Services. We offer consulting services to assist our customers in evaluating and implementing individual and organizational performance improvement, often through techniques and methodologies introduced in our programs.

  . Products. We offer stand-alone products such as tools and methodologies, assessment instruments and publications that are typically derived from or complement our programs and services.

Our programs, services and products are based upon extensive market research and are delivered by experienced consultants and well-known thought leaders and business leaders. We believe that we are well-positioned to expand and leverage these strengths because of the experience and stability of our management, the core of which has been with us since 1992. The key characteristics of the Linkage solution are:

  . Comprehensive Offerings. We offer our customers a broad range of organizational development programs, services and products, ranging from multi-day public conferences and on-site consulting to publications and assessment instruments. These offerings enable our customers to assess and address their organizational needs, gain exposure to current organizational development strategies and develop and implement major initiatives to address these needs. We believe that our ability to provide a broad range of offerings enables us to meet the complete organizational development requirements of our customers.

  . Well-Known Thought Leaders and Business Leaders. Our conferences and other programs are distinguished by the participation of well-known industry thought leaders and business leaders. Typically, our programs feature five to 15 of these leaders. Presentations at our programs in 1998 featured thought leaders such as Warren Bennis, Robert Reich, John Kotter, David Ulrich, Gary Hamel, Peter Drucker and Rosabeth Moss Kanter, and business leaders such as John Sculley, Bob Galvin and Rich Teerlink. These speakers are among the most respected professionals in their areas of expertise. They enhance the quality and reputation of our programs, thereby enhancing the Linkage brand name, and provide our customers with access to current strategies, trends and practical applications in the organizational development field.

  . Market-Driven Topics and Methodologies. We are committed to presenting our customers with programs, services and products that respond to the evolving demands of the organizational development and corporate education market. To ensure that our current and proposed offerings respond to customer needs, we:

    -- perform independent and ongoing market research;

    -- conduct focused telemarketing inquiries;

    -- use our corporate-sponsored research programs to identify and evaluate new program, service and product offerings;

    -- conduct market surveys for possible new program topics; and

    -- review exit evaluations from each of our programs.

  . Ability to Deliver Customized Solutions. We offer customized consulting services and in-house programs tailored to address customers' needs within their specific structural and cultural environments. Through our consulting services, we assist our customers in assessing their organizational development needs and designing, developing and implementing solutions intended to meet their specific objectives. In addition to offering a wide range of public programs, we tailor programs to a customer's defined organizational development needs through our customized in-house programs.

  .  Practical Applications Designed to Provide Measurable Business
     Results. We offer programs, services and products designed to provide measurable results through practical business applications. For our consulting engagements, we typically perform a needs assessment and assist our customers in outlining tangible goals with specific deliverables. We educate our customers in how to define and implement these goals and deliverables through specific programs, tools and methodologies, including competency-based curricula, employee selection methodologies, pay and reward systems and performance and evaluation systems. In addition, we develop methodologies that allow our customers to measure the results of these programs.

Growth Strategy

Our objective is to become the leading provider of high-quality organizational development and corporate education programs, services and products. Our growth strategy to achieve this objective is to:

  . Expand Program, Service and Product Offerings. We intend to continue to expand our program, service and product offerings to satisfy the expanding organizational development needs of our customers. We continually monitor emerging trends and ideas in organizational development and are committed to integrating the most current methodologies into our offerings. We plan to increase the frequency of our established programs, introduce new programs, services and products and expand our geographical presence to support regional, national and international customer relationships. For example, during 1999 we plan to introduce approximately 12 new conferences, including several on new organizational development topics.

  . Expand Sales and Marketing Capabilities. We intend to continue to pursue an aggressive sales and marketing strategy designed to establish new customer relationships and expand existing relationships. We have increased our dedicated sales and marketing staff from 15 at the end of 1996 to 33 at the end of 1998. We expect to continue to add sales and marketing personnel to drive future growth. We also intend to:

    -- continue to expand our proprietary database of approximately 75,000 human resource professionals, senior executives and managers;

    --  strengthen our direct marketing and outbound telemarketing efforts;

    -- increase the number and effectiveness of our direct marketing campaigns, which in 1998 involved mailing approximately 3.8 million brochures;

    -- increase the number of college and university partnerships and leverage these relationships to serve as distribution and marketing channels; and

    -- continue to strengthen the Linkage brand name by increasing overall awareness of our programs, services and products, developing additional high-quality programs and attracting additional thought leaders and business leaders.

  . Capitalize on Cross-Selling Opportunities. We believe that our broad offering of programs, services and products and large existing customer base provide us with significant cross-selling opportunities. For example, conferences and research-based programs can introduce attendees to our consultants who are featured in the programs. We believe that this exposure positions us and our consultants as valuable resources in a specific topic area, often creating opportunities to sell our consulting services and other related programs and products. Our public programs also provide us with a forum to promote and sell other programs, services and products relating to different topics through our available literature and sales representatives. In addition, product purchases often generate interest in related programs and in our consulting services.

  . Establish and Maintain Relationships With Thought Leaders and Business Leaders. The participation of organizational development thought leaders and business leaders is a critical element of our reputation and the attraction of our programs, services and products. As a result, we believe that it is important to establish and maintain ongoing relationships with these leaders. In addition to raising the profile of our conferences and other programs, these leaders provide us with insight into current and emerging trends and ideas which we can incorporate into our programs, services and products. We also believe that affiliations with additional thought leaders and business leaders will further enhance our reputation, expand our areas of expertise and assist us in attracting new customers.

  . Pursue Strategic Acquisitions. Because the organizational development and corporate education market is highly fragmented, we believe that there are numerous opportunities to acquire complementary businesses. We completed our first acquisition with the purchase of High Technologies in 1998. We intend to continue to pursue strategic acquisitions to expand our program, service and product offerings, gain expertise in new areas of organizational development, gain access to additional thought leaders and establish or enhance customer relationships.

  . Expand Channels of Distribution. We intend to further develop complementary opportunities through the expansion of channels of distribution. For example, we plan to continue to broaden our offerings outside the United States through the expansion of our programs and the strengthening and further creation of international partnerships. We also intend to continue to develop relationships with colleges and universities to provide corporate education programs in partnership with them.

  . Expand Delivery Methods. We currently offer multiple delivery methods for our programs, products and services, including public seminars, classroom instruction, satellite instruction, train-the-trainer programs, books, audiotapes and videotapes. In order to further leverage the content of our programs, services and products and better serve the specific needs, budgetary constraints and cultures of our clients, we intend to continue to expand our delivery methods. In particular, we plan to make further investments in technology-based delivery systems, including the Internet, intranets, CD-ROMs and other formats.

Programs, Services and Products

We provide a broad range of organizational development and corporate education programs, services and products designed to improve the efficiency, effectiveness and productivity of individual employees and organizations. We design, develop and deliver a variety of public and in-house conferences, institutes, workshops and other programs concerning various organizational development topics and offer a range of organizational development consulting services, tools and methodologies and assessment instruments. Through our programs, services and products, we seek to develop long-term relationships with our customers' human resource development professionals to better assess and address customers' specific needs.

The diagram below illustrates how we take organizational development solutions and turn them into specific programs, services and products for our customers. The diagram further demonstrates the cross-selling opportunities that exist among our offerings.

  [A diagram in the form of a circle, with the term "Organization Development Solutions" in the center and the terms "Programs", "Products" and "Services" at points along the circumference. Arrows points outwards from the term in the center to each of the terms along the circumference, and arrows point along the circumference in both directions between each paid of terms.]

Programs

We offer conferences, institutes and workshops on an open enrollment basis. These are public events held in various cities throughout the year in conference centers or hotels in the United States and abroad. Our public programs are typically attended by human resource development professionals and senior executives and managers from Fortune 1000 organizations, mid-sized organizations and governmental entities. We also offer customized in-house programs tailored to a customer's specific needs, limited enrollment research-based programs and programs through our college and university partners. In 1998, programs accounted for approximately 68% of our revenues.

Conferences. Each of our conferences is devoted to a specific organizational development topic or issue. Conferences are typically two-day events that feature five to ten thought leaders or business leaders as keynote speakers. Conferences also include smaller break-out sessions devoted to related topical areas or best practice case studies from leading corporations. In connection with conferences, we typically offer optional full-day pre-conference and post-conference workshops on specific issues related to the conference's overall topic. Most of our conferences feature exhibits sponsored by leading providers of products and services relating to the conference topic.

Our conferences typically attract between 200 and 900 attendees per conference. In 1998, our conferences attracted an aggregate of nearly 6,000 paid attendees. Registration fees for our conferences average approximately $1,100 per attendee in the United States and approximately $2,000 per attendee abroad, with extra registration fees paid for pre-conference and post-conference workshops. Scheduled conferences for 1999 include the following:

 Conference                                        Dates Offered*  Location
 ----------------------------------                --------------- -----------------
 ERP Implementation/Recruitment and Retention      February 15-17  San Francisco, CA
  Conference


 HR Structure & Strategy Conference                March 1-4       San Diego, CA


 Corporate Education Forum                         March 4-5       San Diego, CA


 Succession Management Conference                  March 22-25     New Orleans, LA


 Coaching & Mentoring Conference                   April 12-15     Boston, MA


 Knowledge Management & Organizational             April 19-22     London, England
  Learning Conference


 Change 99 Conference                              May 2-5         Atlanta, GA


 Leadership Summit on Corporate Entrepreneurship   May 10-12       Boston, MA


 Assessment, Measurement & Evaluation Conference   May 10-13       Arlington, VA


 Assessment, Measurement & Evaluation Conference   May 10-13       London, England


 Best of Teams Conference                          June 7-10       Chicago, IL


 Leadership Development Conference                 June 13-16      San Francisco, CA


 Change 99 Conference                              June 21-24      Brussels, Belgium


 Competency Tools & Applications Conference        June 21-24      Toronto, Canada


 Consulting Skills & Tools Conference              September 13-16 Boston, MA


 Best of 360(degrees) Assessment Conference        September 27-29 Dallas, TX


 Coaching & Mentoring Conference                   September 27-30 London, England


 Competency Tools & Applications Conference        October 11-14   Chicago, IL


 Chief Learning Officer Conference                 October 25-27   Boston, MA


 International Competency Conference               October 25-28   London, England


 International Executive Development Conference    November 15-18  London, England


 Workforce Conference                              November 15-18  Orlando, FL

-------------------------------
* Includes pre- and post-conference workshops. Actual dates are subject to change.

A majority of the conferences scheduled for 1999 were offered in prior years. We also intend to introduce approximately 12 new conferences in 1999.

Institutes. In 1997, we began offering institutes, which are four-to-six day programs for senior executives and managers with targeted attendance ranging from 100 to 500 individuals. We believe that institutes offer senior executives and managers an opportunity to refine their management and leadership capabilities while also sharing personal experiences and best practices with their peers. Like conferences, institutes involve well-known keynote speakers and the generation and exchange of ideas resulting from the interaction of participants. Institutes also focus on individual or team development during skill-building sessions and within selected learning teams. In addition, our institutes typically include pre-program individual or team assessment and post-program follow-up. We offer some of our institutes under our Global Institute for Leadership Development brand name.

In 1998, our three institutes attracted approximately 675 paid attendees. Registration fees for our institutes typically range from $2,000 to $6,000 per participant. The following four institutes are currently scheduled for 1999:

 Institute                           Dates Offered* Location
 ---------------------------------   -------------- ---------------
 Global Human Resource Institute**   November 1-4   Boston, MA

 Global Human Resource Institute     November 1-4   London, England

 Emerging Leader Program**           November 14-19 San Diego, CA

 Consulting Institute                December 6-9   Orlando, FL

------------------------------
*  Actual dates are subject to change.
** Denotes institutes that we also offered in 1998.

Workshops. We offer a number of workshops providing in-depth studies of particular organizational development topics, such as competency development, leadership development, team development and human resource consulting skills. Most of our workshops are offered between four and ten times per year and are conducted over a two-day period. Each workshop is led by a Linkage consultant using our proprietary methods, tools and processes and is designed to build specific skills around an identified topic through an interactive format with practical exercises.

Attendance for our workshops typically ranges from five to 25 individuals. In 1998, our 59 workshops attracted approximately 650 paid attendees. Registration fees for our workshops typically range from $500 to $1,000 per participant.

The following are our scheduled workshops for 1999, each of which we will offer a number of times throughout the year at locations in the United States:

                                   Workshops
--------------------------------------------------------------------------------
Building Competency-Based             The Tools of an Accelerated
 Selection, Performance, and           Competency
 Learning Systems*                     System (ACS)*


Implementing Competency-Based
 360(degrees) Assessments*            Introduction to Assessment,
                                       Measurement and Evaluation
                                       (Strategic HR and Training)*


Foundations of an Accelerated
 Competency System (ACS)*             Designing and Implementing
                                       Leadership Development Programs*


Introduction to Competency-Based
   Systems*                           Advanced Consulting Skills*


Interviewing Skills*                  Fundamentals of Project Management


Consultant as Change Agent*           Coaching Skills for Managers*


Consulting Skills for HR              Building High Performance Teams*
   Professionals*


                                      Introduction to Organizational
Systems Thinking                       Development (OD)*


Developing a Coaching and Mentoring
   System*                                Organizational Analysis and
                                       Design

Powerful Conversations for            Executive Leadership Development
 Management and Leadership             Program
 Effectiveness
------------------------------
* Denotes workshops that we also offered in 1998.

Research-Based Programs. In 1998, we began offering research-based programs called "action research studies." Each action research study concerns a specific organizational development topic, such as the development of high-potential employees or performance management. Action research studies are generally conducted over a three-month time span and typically involve the participation of one or more thought leaders to help frame and interpret the research, as well as one or more sponsors with subject matter expertise. Action research studies focus on generating and sharing benchmarking data, which also provide the basis for research reports that we intend to sell as stand-alone products. We conducted one action research study in 1998 and have scheduled six studies for 1999. Action research studies typically attract between 10 and 20 organizations per study. Registration fees are approximately $20,000 per organization.

Customized In-House Programs. In addition to our various public programs, we offer customized in-house programs, which are conducted on-site at the customer's premises and are led by our consultants. Each of our in-house training programs typically focuses on a discrete organizational development topic such as leadership development, competency development, consulting skills or coaching. In-house programs closely resemble our public workshops, except that they are tailored to a customer's defined organizational development needs. To permit this customization, we often conduct a needs analysis or assessment project before the in-house program. In 1998, we conducted approximately 30 in-house programs for our customers. The length of each program is usually two days, with fees typically ranging from $7,000 to $15,000.

College and University Partnerships. We partner with colleges and universities throughout the United States to design, implement and promote corporate education programs to meet business and individual needs for knowledge and skill building. Each of our partnerships is structured in one of two ways: partner-operated college and university partnerships, in which we provide the program content and the partner markets and delivers the program, or Linkage-operated college and university partnerships, where we develop, market and deliver the program in conjunction with our partner. In both cases, our agreements generally have a term of three years.

In both partner-operated and Linkage-operated college and university programs, we typically perform a market assessment for a potential college or university partner to assess the demand for specific corporate education topics in that market. Most of our programs have historically involved IT training courses on subjects such as client/server technology and UNIX/C++. Participants that successfully complete a program receive a certificate from our college or university partner. We believe that our college and university partnerships provide us with a potential distribution channel for our current and future programs and products.

Since 1988, we have partnered with 20 colleges and universities in the development and implementation of corporate education programs, including four new partnerships in 1998. College and university partners from which we generated revenues since January 1, 1997 include the following:

      Baylor University                  Southern Methodist University
      DePaul University                  University of Minnesota
      The George Washington University   University of Southern California
      The Pennsylvania State University  Worcester Polytechnic Institute

We acquired High Technologies, a company that develops and delivers IT courseware and training, in 1998. We intend to make use of this capability and the High Technologies methodologies to design and develop new programs and products that will be distributed through our network of colleges and university partnerships and through other channels.

For our services, each of our partners in the partner-operated college and university partnerships pays us a market assessment fee, a program implementation fee and a percentage of the revenues generated by the program. In Linkage-operated college and university partnerships, we receive a market assessment fee, incur start-up and operating costs associated with these programs, including occupancy and equipment expenses, and pay our college or university partner a royalty based on program revenue. See "Risk Factors--Our operation of college and university programs involves a number of risks."

Services

We offer a broad range of consulting services relating to many of the organizational development topics and issues on which we offer programs. Our consulting engagements generally include a needs assessment, the design and development of an organizational development strategy and the implementation of that strategy. Our consulting engagements vary from smaller-scale projects, such as a two-day needs assessment with fees of less than $10,000, to larger-scale projects, such as the design, development and implementation of a leadership development system and program with fees exceeding $500,000. We typically bill for our consulting services on a time-and-materials basis. Most of our consulting engagements involve a combination of competency modeling, organizational development and human resource systems, assessment, coaching and leadership development. We performed consulting services for over 100 customers in 1998, generating approximately 27% of our revenues.

Competency Modeling. A competency model is a profile of the skills, knowledge, abilities and behaviors underlying superior job and organizational performance for a particular job function or organization. Our competency models are an important part of our consulting services. We typically identify the competencies for a particular job function or organization through interviews with senior management and employees with superior performance. Alternatively, we identify competencies by using the proprietary tools and methodologies of our Accelerated Competency System. Our customers use our competency models to refine their recruitment, selection, training and development and performance management systems.

Organizational Development and Human Resource Systems. Our consultants assist customers in the design, development and implementation of organizational development and human resource systems. Specific services include the following:

  .  selection systems for hiring and promotion;

  . performance management systems to help focus and monitor individual performance;

  . succession planning systems to assist in the identification and development of the future leadership of the organization;

  . training and development systems that involve training needs assessment, competency-based curriculum development and evaluation mechanisms to measure the impact of training on the desired business outcomes; and

  . learning systems that represent innovative alternatives to traditional training and development systems.

Assessment. We offer assessment services for individuals or teams designed to foster and direct self-development efforts. We typically either design a customized assessment instrument that reflects the skills, knowledge and competencies that are critical to an organization or a particular job, or employ one of our standard assessment instruments. We may use an assessment instrument to capture data from only the person being assessed (self-assessment) or from that person and his or her manager, peers and direct reports (360 degree assessment). We process this data and prepare a report that summarizes and interprets the data. These reports also frequently contain a written interpretive analysis that identifies strengths and development needs, as well as accompanying developmental guides.

Coaching. We provide senior executives with personalized coaching, as well as counseling on strategic issues, performance improvement and the interpretation of personalized assessment data. We also offer team development services through which our consultants work with a customer's senior leadership team on a long-term basis, facilitating regular meetings, helping to clarify the team's internal rules and ultimate objectives and providing ongoing support in reaching those objectives.

Leadership Development. We provide leadership development services, representing a combination of our assessment, coaching and other consulting services, targeted specifically at the needs of an organization's senior executives. For example, a leadership development engagement with a particular customer can involve the following:

  .  the building of a leadership competency model;

  . the design and administration of a standard or customized assessment instrument to measure leadership capabilities; and

  .  executive coaching.

Products

We are increasingly focused on developing tools and methodologies, publications and assessment instruments to market and sell on a stand-alone basis and as support for our program and service offerings. We believe that there are significant opportunities to leverage our expertise in organizational development by creating stand-alone products which either complement our other offerings, introduce new organizational development ideas or generate interest in our programs and services. We believe that our products serve as effective marketing tools for prospective consulting customers and increase our exposure and credibility in the industry. In 1998, product sales accounted for approximately 5% of our revenues.

Tools and Methodologies. We have converted several of our tools and methodologies into stand-alone products. For example, in 1996 Linkage and McLagan International jointly developed the Accelerated Competency System, or ACS, a methodology for defining the skills, knowledge, abilities and behaviors required for a particular job. We have converted ACS into several products, including an Individual's ACS Toolkit for Self-Management and a Manager's ACS Toolkit. We also license and sell our ACS products to customers and often use them in conjunction with our consulting services. In addition, we have developed and are currently testing ACS-related software, which is scheduled to be released during 1999.

Publications. We market, sell and distribute publications covering a wide range of organizational development topics written by leading authors, professors and theorists. We sell books at our conferences, as well as through direct mail catalogs and our Internet website. Some of the publications that we offer are written by our personnel, including Outsourcing and Human Resources, a book co-authored in 1996 by Philip J. Harkins; the Competency Model Handbook, a compilation of over 30 competency models; and other materials that emerge from our programs. We also plan to offer Mr. Harkins' new book, Powerful
Conversations: How High Impact Leaders Communicate, scheduled to be released in 1999.

Assessment Instruments. We have developed and market several assessment instruments designed to provide insight into individual or team characteristics. For example, we developed The Leadership Assessment Instrument, which tests for critical leadership competencies and skills and can be utilized for 360 degree assessments or self-assessments. We use this and several of our other assessment instruments in conjunction with our programs and services. We have also developed stand-alone versions of other standard assessment instruments.

Customers

Our customers include Fortune 1000 companies, medium-sized corporations, government entities, colleges and universities and non-profit organizations. We have developed a broad base of customers, with no customer accounting for more than 3% of our revenue during 1998. The following is a representative list of our consulting services customers since January 1, 1998:

      American Express Company              Lucent Technologies, Inc.
      American Home Products Corporation    National Education Association
      Baystate Health System                Northwest Airlines, Inc.
      Case Corporation                      The Principal Financial Group
      Eli Lilly and Company                 Ralston Purina Company
      EMC Corporation                       Scudder Kemper Investments, Inc.
      General Electric Capital Corporation  Toyota Motor Manufacturing
      Keane, Inc.                           United Nations
      Kraft Foods, Inc.                     Xerox Corporation
      Lifespan, Inc.

In 1998, more than 9,000 individuals, including employees of 80 of the Fortune 100 companies, attended our programs.

Marketing and Sales

We market our programs, services and products primarily to human resource and organizational development professionals, senior executives and managers. We maintain a proprietary database containing information on approximately 75,000 of these individuals. In addition, we believe that our broad offering of programs, services and products and large existing customer base provide us with significant cross-selling opportunities. For example, our public programs can introduce attendees to featured Linkage consultants. In addition, our stand-alone products are often marketed and sold to our existing program and service customers. Although each member of our 33-person sales and marketing staff specializes in sales of specific programs, services and products, we provide incentives to our staff to leverage cross-selling opportunities when they present themselves.

We market and sell our programs, services and products through a variety of channels, including the following:

  . Direct Mail. We produce brochures and other promotional pieces for our programs, services and products and distribute these materials by direct mail to individuals contained in our database. We also occasionally rent and utilize other marketing lists for direct mail purposes. In 1998, we mailed approximately 3.8 million brochures to past, current and prospective customers.

  . Telemarketing. As of December 31, 1998, we employed 25 professionals to market our programs, services and products by telephone, primarily by contacting individuals contained in our database. Our telemarketing staff is organized to focus on conferences, sponsors and exhibitors, institutes, workshops, in-house programs, consulting and corporate-sponsored research programs.

  . Direct Sales. We rely on in-person sales efforts, particularly for our consulting services. Generally, senior consultants with expertise in a potential customer's practice area conduct these business development efforts. We also believe that our educational programs and the occasional special forums that we conduct to share research and generate leads provide valuable marketing and sales opportunities.

  . The Internet. In 1997, we established an Internet website to market our programs, services and products. Our website contains a description of our services, enables users to request information on, register for and pay for our programs and allows users to purchase products.

  . Publications and Presentations. We regularly produce and distribute newsletters on organizational development topics in order to generate interest in our programs, services and products. In addition, our senior personnel occasionally publish articles and books on organizational development topics and are frequent keynote speakers or presenters at our programs, as well as at similar events sponsored by other organizations.

Most of our marketing and sales activity is generated from our headquarters in Lexington, Massachusetts. We also have regional offices in Minneapolis, San Francisco and Dallas to promote our programs, services and products on a regional basis. In Europe, we have a strategic relationship with a U.K.-based firm that provides us with marketing, sales and operations support. We are currently negotiating a written agreement with this firm to document the terms of this relationship.

Competition

The organizational development and corporate education industry is competitive, and we expect the level of competition to increase. We believe that the principal competitive factors in this fragmented industry are:

  .  the quality, scope and price of programs, services and products;

  .  the strength of customer relationships;

  .  access to thought leaders and business leaders;

  .  reputation;

  .  the ability to adapt to evolving and changing customers needs;

  . the ability to customize programs, services and products to meet those needs; and

  . the ability to offer a broad range of delivery methods, including technology-based methods.

Although we believe that we compete favorably in our industry, some of our competitors have significantly greater financial, managerial, technical, marketing and other resources. Our competitors include:

  . larger public and private companies and organizations engaged in the business of providing organizational development programs, services and products;

  . large professional service companies that generally offer organizational development programs, services and products as an adjunct to their other professional services; and

  . numerous smaller, privately held companies, most of which provide a limited range of programs, services and products or serve a limited geographic region.

In addition, many of our customers and potential customers have internal training departments that provide similar services.

Intellectual Property

We rely upon a combination of trade secret, copyright and trademark laws and non-disclosure and other contractual arrangements to protect our proprietary rights. We generally enter into confidentiality agreements with our consulting customers and independent contractors. We also limit access to and distribution of our proprietary information. However, the steps we take to protect our intellectual property may not be adequate to deter misappropriation of our proprietary information. In addition, we may be unable to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights.

Although we believe that our services and products do not infringe on the intellectual property rights of others, we are subject to the risk that such a claim may be asserted against us in the future.

Employees

As of December 31, 1998, we had a total staff of 127 full-time employees. Our professional personnel have a variety of educational backgrounds, including advanced degrees in training and education, industrial/organizational psychology and clinical psychology. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are excellent.

Facilities

Our headquarters are located in approximately 24,500 square feet of office space in Lexington, Massachusetts occupied under a lease expiring on December 31, 2002. We also lease office space under short-term leases in Minneapolis, San Francisco and Dallas.

Legal Proceedings

From time to time, we are involved in routine litigation that arises in the ordinary course of our business. There are no material pending legal proceedings to which we are a party or to which our property is subject.

                                   MANAGEMENT

Directors and Executive Officers

Our executive officers and directors, and their respective ages and positions as of December 31, 1998, are as follows:

Name                             Age Position
----                             --- --------
Philip J. Harkins...............  51 President, Chief Executive Officer and
                                     Chairman of the Board of Directors
Larry R. Carr...................  51 Chief Operating Officer, Treasurer and
                                     Director
Todd G. Langton.................  35 Vice President of Educational Programs and
                                     Products
David J. Giber..................  44 Vice President of Consulting
John E. Doerr...................  48 Vice President of College and University
                                     Partnerships
James E. Harkins, Jr............  56 Vice President
Peter McKenzie..................  49 Chief Financial Officer
Warren Bennis(/1/)(/2/).........  73 Director
Wallace A. Cataldo..............  48 Director Nominee

-------------------------------

(/1/)Member of the Compensation Committee.
(/2/)Member of the Audit Committee.

Philip J. Harkins is the founder of Linkage and has served as our President, Chief Executive Officer and Chairman of our Board of Directors since July 1988. From 1980 to 1988, Mr. Harkins served as Vice President and as a member of the Executive Committee of Keane, Inc., a national IT services company. From 1973 to 1980, he held various senior management positions in both domestic and international locations for Raytheon Company, a global electronics company. Mr. Harkins has also held various senior administrative and faculty positions at Boston University. He is Co-Chair of our Global Institute for Leadership Development with Warren Bennis. Mr. Harkins has consulted to numerous national and international companies, particularly in the areas of strategy, competency development, leadership development and team development, and has authored several books and publications concerning those subjects. Mr. Harkins serves on the Board of Directors of Keane and on the Board of Trustees for Merrimack College. He received his bachelor's degree from Merrimack College, and master's and doctorate degrees from Harvard University. Mr. Harkins is the brother of James E. Harkins, Jr.

Larry R. Carr has served as our Chief Operating Officer since December 1997, our Treasurer since September 1990 and a member of our Board of Directors since May 1995. Previously, Mr. Carr served as our Chief Financial Officer from September 1990 to May 1998, our Senior Vice President from May 1995 to December 1997, and our Vice President from September 1991 to May 1995. From 1987 to 1990, Mr. Carr was Vice President of Finance and Administration and a senior member of the Executive Committee for Earl R. Flansburgh & Associates, Inc., an architectural design firm. Mr. Carr has also held senior management positions at Raytheon Company, a global electronics company, and Bolt, Beranek and Newman, Inc., a consulting and technology development company. Mr. Carr received a bachelor's degree from Northeastern University and a master's degree from Boston College.

Todd G. Langton joined us in January 1991 and has served as our Vice President of Educational Programs and Products since January 1993. Previously, Mr. Langton served as a director for Digital Consulting, Inc., a technology exposition and conference company, from 1989 to 1991 and as the Associate Director of Tufts University's European Center in Annecy, France from 1985 to 1989. Mr. Langton is a frequent author and speaker on the subject of direct marketing strategy. Mr. Langton received a bachelor's degree from Tufts University and has studied international law at the Geneva Institute in Geneva, Switzerland.

David J. Giber joined us in November 1992 and has served as our Vice President of Consulting since January 1993. From 1988 to 1992, Dr. Giber was a senior manager for Digital Equipment Corporation, an international computer company. His experience also includes training and development positions at Goldman, Sachs & Co. from 1987 to 1988, New York Air from 1986 to 1987 and Keane from 1982 to 1986. Dr. Giber has designed numerous training programs on various organizational development topics and has developed an expertise in competency development, leadership development and workforce assessment. Dr. Giber received a bachelor's degree from Stanford University and a doctorate degree from Duke University.

John E. Doerr joined us in September 1998 as Vice President of College and University Partnerships. From 1995 to 1998, Mr. Doerr served as the Managing Director for Management Centre Europe, the European branch of the American Management Association located in Brussels, Belgium. From 1984 to 1994, Mr. Doerr held several managerial positions at the American Management Association, including Senior Vice President of the On-Site Sales Division, Vice President of Publications and Media and Director of the Training Products Division. Mr. Doerr received a bachelor's degree from Boston College and a master's degree from Boston University.

James E. Harkins, Jr. has served as a Vice President of Linkage since August 1988, with a current focus on directing the sales and marketing of our college and university partnerships. From 1969 to 1988, Mr. Harkins held various managerial positions in sales and marketing for the New York branch of the Chevrolet Motor Division of General Motors, including Assistant Marketing Manager, Branch Distribution Manager and District Manager. He received a bachelor's degree from Boston College and has completed advanced programs in marketing and management at the General Motors Institute. Mr. Harkins is the brother of Philip J. Harkins.

Peter McKenzie has served as our Chief Financial Officer since May 1998. Prior to that time, Mr. McKenzie was Corporate Controller of PolyMedica Industries, Inc., a publicly traded medical products company, from February 1995 to May 1998; Vice President of Finance for Marpet Enterprises, Inc., a manufacturer of semiconductor equipment, from December 1989 to February 1995; and Vice President of Finance for Mech-El Industries, Inc., a manufacturer of semiconductor equipment, from 1980 to 1989. Mr. McKenzie received a bachelor's degree from Bentley College.

Warren Bennis has served as a member of our Board of Directors since August 1998. Since 1980, Mr. Bennis has been a Professor at the University of Southern California, where he was founding chairman of the university's Leadership Institute. Previously, Mr. Bennis served on the faculties of numerous colleges and universities, including Harvard University, The Massachusetts Institute of Technology, Boston University, INSEAD and Centre d'Etudes Industrielles in Geneva, Switzerland. An expert on the subject of leadership, Mr. Bennis has authored or edited over 20 books, including On Becoming A Leader, Leaders and Co-Leaders. He also serves as Co-Chair with Philip J. Harkins of our Global Institute for Leadership Development and is a frequent keynote speaker at our conferences.

Wallace A. Cataldo has agreed to serve as a member of our Board of Directors following the closing of this offering. Since 1985, Mr. Cataldo has been Vice President, Finance and Administration, of Keane. He also served as Chief Financial Officer of Keane from 1983 to 1985 and as Controller from 1978 to 1983. Mr. Cataldo received a bachelor's degree from Bentley College.

Our Board of Directors is divided into three classes, with the members of each class serving for a staggered three-year term. Our Board currently consists of one Class I Director, Mr. Bennis; one Class II Director, Mr. Carr; and one Class III Director, Mr. Harkins. Mr. Cataldo has agreed to serve as a member of our Board of Directors following this offering and will be a Class I Director. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I Director expires upon the election and qualification of successor directors at the annual meeting of stockholders held in 2000. The term of the Class II Director expires upon the election and qualification of a successor director at the annual meeting of stockholders held in 2001. The term of the Class III Director expires upon the election and qualification of a successor director at the annual meeting of stockholders held in 2002.

Each officer serves at the discretion of our Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. Philip J. Harkins and James E. Harkins, Jr. are brothers. Otherwise, there are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

Our Board of Directors has a Compensation Committee initially composed of Mr. Bennis, which makes recommendations concerning salaries and incentive compensation for our employees and consultants and administers and grants awards pursuant to our stock benefit plans. Our Board of Directors also has an Audit Committee initially composed of Mr. Bennis, which reviews the results and scope of the audit and other services provided by our independent public accountants. Following this offering, the Board of Directors expects to appoint Mr. Cataldo to serve as a member of the Compensation Committee and the Audit Committee.

Director Compensation

Non-employee members of our Board of Directors receive a fee of $1,000 for each Board of Directors meeting attended. All of our directors are reimbursed for expenses incurred to attend Board of Directors and committee meetings. In addition, our non-employee directors are eligible to receive stock options under our 1999 Director Stock Option Plan. See " --Benefit Plans--1999 Director Stock Option Plan." Mr. Bennis, one of our directors, is also a party to an agreement pursuant to which he is compensated for his services as a speaker at our programs and for assisting us in creating and delivering our programs, services and products. See "Certain Transactions."

Executive Compensation

The following table sets forth the total compensation paid or accrued for in 1998 to our chief executive officer and our three other executive officers who were serving as executive officers at December 31, 1998 and whose total salary and bonus for such year exceeded $100,000:

                           Summary Compensation Table

                                      Annual Compensation
                                  ---------------------------
                                                                  All Other
Name and Principal Position        Salary   Bonus  Other(/1/) Compensation(/2/)
---------------------------       -------- ------- ---------- -----------------
Philip J. Harkins................ $109,008 $22,750  $750,000      $ 13,619
 President, Chief Executive
  Officer and
  Chairman of the Board
Larry R. Carr....................  130,008  65,000    97,518       508,622
 Chief Operating Officer
Todd G. Langton..................  116,154  80,000    30,332         8,731
 Vice President of Educational
  Programs and Products
David J. Giber...................  126,000  65,000    59,370         8,075
 Vice President of Consulting

-------------------------------

(/1/)Represents amounts accrued or distributed for Linkage-related federal income tax obligations payable by the executive officer.

(/2/)Amounts shown in this column represent the aggregate value of: (a) a special one-time payment made to one of these executive officers from the proceeds of the litigation award described below under "Certain Transactions" ($500,000 for Mr. Carr); (b) our contributions on behalf of these executive officers to our 401(k) Plan ($7,421 for Mr. Harkins, $6,769 for Mr. Carr, $8,000 for Mr. Langton and $5,730 for Mr. Giber); and (c) premiums we paid for term life insurance for these executive officers ($5,613 for Mr. Harkins, $1,268 for Mr. Carr and $258 for each of Mr. Langton and Mr. Giber).

Stock Options

None of the executive officers named in the executive compensation table was granted any stock options or stock appreciation rights during 1998. No stock options or stock appreciation rights were exercised in 1998 by these executive officers or were held by them at year end.

Benefit Plans

1995 Stock Option Plan and 1999 Stock Incentive Plan. Our 1995 Stock Option Plan was adopted by our Board of Directors and received stockholder approval in May 1995. The 1995 plan authorized the issuance of up to 2,800,000 shares of our common stock. As of March 12, 1999, options to purchase an aggregate of 133,280 shares of our common stock at a weighted average exercise price of $7.34 per share were outstanding under the 1995 plan. The options under the 1995 plan vest immediately or in installments over a period of two to five years. No additional option grants will be made under the 1995 plan.

Our 1999 Stock Incentive Plan was adopted by our Board of Directors and received stockholder approval in March 1999. The 1999 plan is intended to replace our 1995 plan. Up to 1,500,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 1999 plan.

The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 750,000 shares in any calendar year.

Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Linkage. The 1999 plan permits our Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

As of December 31, 1998, approximately 128 persons would have been eligible to receive awards under the 1999 plan, including seven executive officers and one non-employee director. The granting of awards under the 1999 plan is discretionary.

Our Board of Directors administers the 1999 plan. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the Board of Directors and, in limited circumstances, to one or more of our executive officers. Our Board of Directors has authorized the Compensation Committee to administer the 1999 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 1999 plan, our Board of Directors, our Compensation Committee or any other committee or executive officer to whom our Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .  the exercise price of options;

  .  the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

In the event of a merger, liquidation or other acquisition event, our Board of Directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror. If the acquiror refuses to assume or substitute for outstanding awards, they will accelerate and become fully exercisable and free of restrictions, prior to consummation of the acquisition event. In addition, following an acquisition event, under some circumstances an assumed or substituted award will accelerate if the employment of its holder with the acquiror is terminated within one year of the acquisition event.

No award may be granted under the 1999 plan after March 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our Board of Directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our Board of Directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

1999 Director Stock Option Plan. Our 1999 Director Stock Option Plan was adopted by our Board of Directors and received stockholder approval in March 1999. Under the terms of the director plan, directors who are not employees of Linkage or any subsidiary of Linkage receive nonstatutory options to purchase shares of our common stock. A total of 150,000 shares of our common stock may be issued upon exercise of options granted under the plan.

Under the terms of the director plan, each non-employee director continuing as a director following this offering will receive an option to purchase 8,000 shares of our common stock on the effective date of this offering at a price per share equivalent to the initial public offering price. In addition, each such non-employee director will receive an option to purchase 4,000 shares of our common stock on the date of each annual meeting of stockholders commencing with the 2000 Annual Meeting of Stockholders, at an exercise price per share equal to the closing price of our common stock on the date of grant. In addition, individuals who become directors after this offering and are not our employees will receive an option to purchase 8,000 shares of our common stock on the date of his or her initial election to our Board of Directors and an option to purchase 4,000 shares of our common stock on the date of each annual meeting of stockholders after his or her election. The exercise price per share of such options will be the closing price per share of our common stock on the date of grant. All options granted under the director plan vest one year from the date of grant so long as the optionee remains a director.

1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by our Board of Directors and received stockholder approval in March 1999. The purchase plan authorizes the issuance of up to a total of 250,000 shares of our common stock to participating employees.

All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or that of any subsidiary are not eligible to participate. As of December 31, 1998, approximately 90 of our employees would have been eligible to participate in the purchase plan.

On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the average market price (as defined in the purchase plan) per share of our common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the date on which trading of our common stock commences on the Nasdaq National Market, with the option price on the first day of such offering period equivalent to the initial public offering price. In no event may an employee purchase in any one offering period a number of shares that exceeds the number of shares determined by dividing $12,500 by the average market price of a share of our common stock on the commencement date of the offering period. Our Compensation Committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

401(k) Plan. In January 1994, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our Board of Directors.

Compensation Committee Interlocks and Insider Participation

The current member of the Compensation Committee of our Board of Directors is Mr. Bennis. Mr. Cataldo will become a member of the Compensation Committee upon his election to our Board of Directors after the closing of this offering. Mr. Cataldo is the Vice President, Finance and Administration, of Keane and Philip
J. Harkins serves as a member of the Board of Directors of Keane. No other executive officer has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of our Board of Directors.

                              CERTAIN TRANSACTIONS

In February 1995, we entered into an agreement and assignment with Philip J. Harkins & Associates, Inc., a corporation wholly owned by Philip J. Harkins, our President, Chief Executive Officer and Chairman of the Board. Pursuant to the agreement and assignment, we assigned to Philip J. Harkins & Associates all of our right, title and interest in and to a jury award in the amount of $6.0 million resulting from litigation involving Linkage. We entered into the agreement so that we could issue additional shares of our common stock to support our growth and still preserve the benefits of the damages award for Mr. Harkins, who was our sole stockholder at the time of the incident giving rise to the litigation. At the time of the assignment, the jury award was the subject of a pending appeal.

During the course of the litigation, we made payments of professional fees in the aggregate amount of $75,650 in connection with the litigation on behalf of Philip J. Harkins & Associates. Philip J. Harkins & Associates repaid these amounts in full to us in February 1998.

We are a party to a services agreement with Warren Bennis, one of our directors. Under this agreement, Mr. Bennis assists us in creating and delivering programs, services and products. Among other duties, Mr. Bennis serves as co-chair of our Global Institute for Leadership Development and presents keynote addresses at four additional Linkage conferences per year. Mr. Bennis will receive a total of $500,000 under this agreement, paid in installments of approximately $21,000 per month during its term. The agreement with Mr. Bennis expires on December 31, 1999.

In connection with the termination of our S corporation status, we will enter into a tax indemnification agreement with each of the stockholders receiving a portion of the S corporation distribution. Under this agreement, each stockholder will continue to be liable for his or her income taxes on our income for all periods prior to the date we terminate our S corporation status, and we will be liable for all income taxes subsequent to that date. The agreement provides that we will indemnify each stockholder for any increase in personal income tax liability resulting from adjustments initiated by taxing authorities which result in a decrease in our income tax liability. Our indemnification is limited to the amount of our decrease in income tax liability. The agreement also provides that each stockholder will pay to us an amount equal to any decrease in personal income tax liability resulting from adjustments initiated by taxing authorities which result in an increase in our income tax liability. In addition, pursuant to this agreement, if we are determined to have been a C corporation for tax purposes at any time we reported our income as an S corporation, the stockholders will make a capital contribution to us in an amount necessary to hold us harmless from any taxes and interest arising from such determination, up to the amount of distributions made by us to the stockholders prior to the date we terminate our S corporation status, less any taxes and interest attributable to such distributions net of any taxes refunded.

We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be (a) approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors and (b) on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 1998, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person we know to own beneficially more than 5% of our common stock;

  .  each of our directors and nominees for director;

  . each of the executive officers named in the executive compensation table;

  .  all directors, nominees for director and executive officers as a group;
     and

  .  each of the other selling stockholders.

To our knowledge, none of these persons has a relationship with any of the underwriters or their respective affiliates. Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each of our officers and directors is c/o Linkage Solutions, Inc., One Forbes Road, Lexington, Massachusetts 02421.

                                                                  Shares to be
                             Shares Beneficially                  Beneficially
                               Owned Prior to      Shares Being    Owned After
                                  Offering           Offered      Offering(/1/)
                             ---------------------------------- -----------------
Name of Beneficial Owner       Number    Percent      Number     Number   Percent
------------------------     ----------- ---------------------- --------- -------
Philip J. Harkins..........    4,827,200    76.2%     48,000    4,779,200  54.0%
Larry R. Carr..............      728,000    11.5%     36,400      691,600   7.8%
Todd G. Langton............      315,280     5.0%     47,040      268,240   3.0%
David J. Giber.............      360,640     5.7%     36,400      324,240   3.7%
James E. Harkins, Jr.......       61,600     1.0%      6,160       55,440    *
Warren Bennis..............          --    --            --           --    --
Wallace A. Cataldo.........          --    --            --           --    --
All executive officers,
 directors and nominees for
 director as a group (9
 persons)..................    6,292,720    99.4%    174,000    6,118,720  69.1%

-------------------------------

*Less than 1%
(/1/)Assumes no exercise of the underwriters' over-allotment option.

Under the rules of the SEC, beneficial ownership includes any shares as to which an individual has sole or shared voting or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after December 31, 1998 through the exercise of any stock option or other right. The inclusion of shares in this table, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose.

                          DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 30,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. As of April 1, 1999, we had outstanding (a) 6,334,160 shares of common stock held by 14 stockholders of record and (b) options to purchase an aggregate of 133,280 shares of our common stock.

The following summary of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

Our certificate of incorporation divides our Board of Directors into three classes with staggered three-year terms. See "Management." In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by the vote of a majority of our directors then in office. The classification of our Board of Directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Linkage.

Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our Chairman of the Board, President or Board of Directors. Under our by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our securities. After we complete this offering, based upon the number of shares outstanding at December 31, 1998, there will be 8,860,160 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock. Of these outstanding shares, the 2,526,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

The remaining 6,334,160 shares of common stock outstanding after this offering are deemed "restricted securities" under Rule 144. Of these restricted securities:

  . approximately 17,360 shares will be eligible for sale in the public market immediately following this offering pursuant to Rule 144(k) under the Securities Act;

  . approximately 24,080 shares will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this prospectus; and

  . approximately 6,292,720 shares will be eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, upon expiration of lock-up agreements with representatives of the underwriters 180 days after the date of this prospectus.

Our executive officers and directors, who in the aggregate hold approximately 6,292,720 shares, or approximately 99%, of our common stock prior to this offering, have agreed that, for a period of 180 days after the date of this prospectus, they will not sell, consent to sell or otherwise dispose of any shares of our common stock, or any shares convertible into or exchangeable for shares of our common stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of U.S. Bancorp Piper Jaffray, acting on behalf of the representatives of the underwriters.

In general, under Rule 144 a stockholder who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately 88,602 shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a stockholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements under Rule 144.

Securities issued in reliance on Rule 701, such as shares of our common stock acquired pursuant to the exercise of options granted under our stock plans, are also restricted securities and, beginning 90 days after the date of this prospectus, may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Stock Options

We intend to file registration statements on Form S-8 under the Securities Act to register all shares of common stock issuable under our stock plans. In particular, we intend to file registration statements on Form S-8 with respect to the aggregate of 400,000 shares of common stock issuable under the director plan and the employee stock purchase plan promptly following the consummation of this offering and intend to file registration statements on Form S-8 relating to the aggregate of 1,634,400 shares of common stock issuable under the 1995 plan and the 1999 plan following the 90th day after the date of this prospectus. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

Effect of Sales of Shares

Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could cause the market price of our common stock to decline and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                        Number
      Underwriters                                                     Of Shares
      ------------                                                     ---------
      U.S. Bancorp Piper Jaffray Inc. ................................
      BancBoston Robertson Stephens Inc. .............................
                                                                       ---------
      Total........................................................... 2,700,000
                                                                       =========

The underwriters have advised us and the selling stockholders that they propose
to offer the shares to the public at $   per share. The underwriters propose to
offer the shares to dealers at the same price less a concession of not more
than $   per share. The underwriters may allow and the dealers may reallow a
concession of not more than $   per share on sales to other brokers and
dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 405,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the paragraph above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to the terms of the purchase agreement, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                Paid by Linkage

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................    $            $
      Total...........................................    $            $

                        Paid by the Selling Stockholders

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................    $            $
      Total...........................................    $            $

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,250,000, all of which we will pay.

We and the selling stockholders have agreed to indemnify the underwriters against civil liabilities under the Securities Act and other liabilities or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and the selling stockholders have agreed to restrictions on our and their ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our common stock, options or warrants to acquire shares of our common stock, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreements provide exceptions for (a) sales to underwriters pursuant to the purchase agreement, (b) our sales in connection with the exercise of options granted and the granting of options to purchase additional shares under our existing stock option plans and (c) donative and estate planning transactions.

Prior to this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be negotiated by us, the selling stockholders and the underwriters. The factors to be considered in determining the initial public offering price include the history of and prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies, the general condition of the securities markets at the time of this offering and other relevant factors. There can be no assurance that the initial public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active public market for our common stock will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than have been sold to them by us and the selling stockholders. The underwriters may elect to cover any such short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of our common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                            VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered under this prospectus by Linkage and the selling stockholders will be passed upon for Linkage by Hale and Dorr LLP, Boston, Massachusetts, and for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

The consolidated financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                            LINKAGE SOLUTIONS, INC.

                   Index to Consolidated Financial Statements

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998.............. F-3
Consolidated Statements of Operations for the years ended December 31,
 1996,
 1997 and 1998............................................................ F-4
Consolidated Statements of Cash Flows for the years ended December 31,
 1996,
 1997 and 1998............................................................ F-5
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996,
 1997 and 1998............................................................ F-6
Notes to Consolidated Financial Statements................................ F-7

The following report is in the form that will be signed upon completion of the reorganization and the exchange of shares discussed in note 2 to the consolidated financial statements, assuming that from March 11, 1999 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein. If the share exchange ratio changes, all references to numbers of shares, per share amounts and stock option data included within the consolidated financial statements will also change.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 15, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Linkage Solutions, Inc.:

We have audited the accompanying consolidated balance sheets of Linkage Solutions, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Boston, Massachusetts
March 11, 1999, except for
note 2, as to which the
date is    , 1999

                            LINKAGE SOLUTIONS, INC.

                          Consolidated Balance Sheets
                           December 31, 1997 and 1998

                                                      December 31,
                                           -----------------------------------
                                                                    Pro forma
                  Assets                      1997       1998         1998
                  ------                   ---------- -----------  -----------
                                                                   (Unaudited)
Current assets:
  Cash and cash equivalents............... $4,082,238 $ 3,393,310  $       --
  Accounts receivable, net of allowance
   for doubtful accounts of $312,000 and
   $419,000 in 1997 and 1998..............  1,908,075   4,889,457      534,985
  Prepaid expenses and other current
   assets.................................    864,235   2,071,409    2,071,409
                                           ---------- -----------  -----------
    Total current assets..................  6,854,548  10,354,176    2,606,394
                                           ---------- -----------  -----------
Property and equipment--net...............    467,110   1,056,947    1,056,947
Goodwill--net.............................        --      633,401      633,401
                                           ---------- -----------  -----------
Total assets.............................. $7,321,658 $12,044,524  $ 4,296,742
                                           ========== ===========  ===========
   Liabilities and stockholders' equity
                (deficit)
   ------------------------------------
Current liabilities:
  Line of credit.......................... $      --  $       --   $ 2,852,218
  Accounts payable........................    298,108   1,452,633    1,452,633
  Deferred program revenue................    673,467     870,354      870,354
  Accrued personnel costs.................    338,161     313,198      313,198
  Income tax payable......................    224,729     508,472      701,347
  Deferred income tax.....................    111,238     192,875          --
  Other accrued liabilities...............     97,091     187,762      187,762
                                           ---------- -----------  -----------
    Total current liabilities.............  1,742,794   3,525,294    6,377,512
                                           ---------- -----------  -----------
Long term liability:
  Accrued acquisition liability...........        --      250,000      250,000
                                           ---------- -----------  -----------
Total liabilities.........................  1,742,794   3,775,294    6,627,512
                                           ---------- -----------  -----------
Commitments and contingencies (note 14)
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value--
   authorized 2,000,000 shares; none
   issued or outstanding..................        --          --           --
  Common stock, $0.01 par value--
   authorized 30,000,000 shares; issued
   and outstanding 6,312,880 and 6,334,160
   in 1997 and 1998.......................     63,129      63,341       63,341
  Additional paid-in capital
   (deficiency)...........................    897,116   1,056,593   (2,362,740)
  Accumulated other comprehensive income
   (loss).................................     13,761     (31,371)     (31,371)
  Retained earnings.......................  4,604,858   7,180,667          --
                                           ---------- -----------  -----------
Total stockholders' equity (deficit)......  5,578,864   8,269,230   (2,330,770)
                                           ---------- -----------  -----------
Total liabilities and stockholders'
 equity................................... $7,321,658 $12,044,524  $ 4,296,742
                                           ========== ===========  ===========

                See notes to consolidated financial statements.

                            LINKAGE SOLUTIONS, INC.

                     Consolidated Statements of Operations
                  Years Ended December 31, 1996, 1997 and 1998

                                                 Year Ended December 31,
                                           -----------------------------------
                                              1996        1997        1998
                                           ----------- ----------- -----------
Revenues.................................. $10,733,089 $17,549,621 $24,274,118
Cost of revenues..........................   5,849,460   9,840,552  13,168,879
                                           ----------- ----------- -----------
Gross profit..............................   4,883,629   7,709,069  11,105,239
                                           ----------- ----------- -----------
Operating expense:
  Sales and marketing.....................   1,860,486   3,144,776   4,151,630
  General and administrative..............   1,452,790   2,208,427   3,036,253
  Stock-based compensation................       4,066     377,659      78,657
  Settlement bonuses......................         --          --    1,021,500
                                           ----------- ----------- -----------
    Total operating expense...............   3,317,342   5,730,862   8,288,040
                                           ----------- ----------- -----------
Income from operations....................   1,566,287   1,978,207   2,817,199
                                           ----------- ----------- -----------
Other income:
  Interest income, net....................      69,549     123,559     186,525
  Litigation settlement...................         --          --    7,361,184
                                           ----------- ----------- -----------
    Total other income....................      69,549     123,559   7,547,709
                                           ----------- ----------- -----------
Income before income taxes................   1,635,836   2,101,766  10,364,908
Income tax provision......................     193,000     172,000     460,000
                                           ----------- ----------- -----------
Net income................................   1,442,836   1,929,766   9,904,908
Preferential distribution.................         --          --    6,339,684
                                           ----------- ----------- -----------
Net income available to common
 stockholders............................. $ 1,442,836 $ 1,929,766 $ 3,565,224
                                           =========== =========== ===========
Basic and diluted net income per common
 share.................................... $      0.23 $      0.31 $      0.56
Basic weighted average shares
 outstanding..............................   6,143,200   6,300,919   6,327,279
Diluted weighted average shares
 outstanding..............................   6,148,612   6,324,149   6,375,026

Pro Forma Data (unaudited):

Net income available to common stockholders......................... $3,565,224
Pro forma incremental C Corporation income tax provision............  1,187,000
                                                                     ----------
Pro forma net income available to common stockholders............... $2,378,224
                                                                     ==========
Pro forma basic net income per common share......................... $     0.33
Pro forma basic weighted average shares outstanding.................  7,118,188
Pro forma diluted net income per common share....................... $     0.33
Pro forma diluted weighted average shares outstanding...............  7,165,935

                See notes to consolidated financial statements.

                            LINKAGE SOLUTIONS, INC.

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1996, 1997 and 1998

                                                 Year Ended December 31,
                                            -----------------------------------
                                               1996        1997        1998
                                            ----------  ----------  -----------
Cash flows from operating activities:
  Net income..............................  $1,442,836  $1,929,766  $ 9,904,908
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization.........      54,924      97,952      213,703
    Stock-based compensation..............       4,066     377,659       78,657
    Settlement bonuses....................          --          --    1,021,500
    Litigation settlement.................          --          --   (7,361,184)
    Deferred income tax...................      34,164      77,074       76,523
    (Increase) decrease, net of purchase
     of High Technologies, in:
      Accounts receivable.................     986,392    (529,123)  (2,887,066)
      Prepaid expenses and other current
       assets.............................    (248,589)   (468,215)  (1,204,387)
      Accounts payable....................     307,508    (107,407)   1,148,526
      Deferred program revenue............      (2,196)    297,346      196,887
      Accrued personnel costs.............      81,595     157,002      (27,642)
      Income tax payable..................     159,002      65,727      261,833
      Other accrued liabilities...........     104,907     (75,139)     117,694
                                            ----------  ----------  -----------
      Net cash provided by operating
       activities.........................   2,924,609   1,822,642    1,539,952
                                            ----------  ----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment.....    (187,634)   (319,464)    (772,782)
  Purchase of High Technologies, net of
   cash acquired..........................         --          --      (502,583)
                                            ----------  ----------  -----------
      Net cash used in investing
       activities.........................    (187,634)   (319,464)  (1,275,365)
                                            ----------  ----------  -----------
Cash flows from financing activities:
  Exercise of stock option................         --        4,180        5,382
  Contribution from stockholder...........         --          --        75,650
  Subchapter S distributions..............     (60,241)   (244,435)    (989,415)
                                            ----------  ----------  -----------
      Net cash used in financing
       activities.........................     (60,241)   (240,255)    (908,383)
                                            ----------  ----------  -----------
Net increase (decrease) in cash and cash
 equivalents..............................   2,676,734   1,262,923     (643,796)
Effect of foreign currency translation on
 cash balances............................      37,601     (23,840)     (45,132)
Cash and cash equivalents, beginning of
 period...................................     128,820   2,843,155    4,082,238
                                            ----------  ----------  -----------
Cash and cash equivalents, end of period..  $2,843,155  $4,082,238  $ 3,393,310
                                            ==========  ==========  ===========
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for income
   taxes..................................  $      --   $  108,000  $   124,000
                                            ==========  ==========  ===========

Supplemental schedule of non-cash investing activities:

  The company acquired High Technologies for $502,283 and an acquisition liability of $250,000. In conjunction with the acquisition, liabilities were assumed as follows:

    Fair value of assets acquired.................................. $  135,926
    Cash paid for assets...........................................   (510,094)
                                                                    ----------
    Liabilities assumed............................................ $ (374,168)
                                                                    ==========
Supplemental schedule of other non-cash activities:
    Settlement bonuses............................................. $1,021,500
    Litigation settlement..........................................  7,361,184
    Preferential distribution......................................  6,339,684
                                                                    ==========

                See notes to consolidated financial statements.

                            LINKAGE SOLUTIONS, INC.

                Consolidated Statements of Stockholders' Equity
                 Years Ended December 31, 1996, 1997 and 1998

                                                       Accumulated
                                           Additional     Other                     Total
                          Common            Paid-In   Comprehensive  Retained   Stockholders' Comprehensive
                          Shares   Amount   Capital   Income (Loss)  Earnings      Equity         Income
                         --------- ------- ---------- ------------- ----------  ------------- --------------
Balance, January 1,
 1996................... 6,143,200 $61,432 $  512,908 $      --     $1,536,932   $2,111,272
 Stock-based
  compensation..........       --      --       4,066        --            --         4,066
 Subchapter S
  distribution..........       --      --         --         --        (60,241)     (60,241)
 Comprehensive income:
   Net income...........       --      --         --         --      1,442,836    1,442,836   $  1,442,836
   Foreign currency
    translation
    adjustment..........       --      --         --      37,601           --        37,601         37,601
                         --------- ------- ---------- ------------  ----------   ----------   --------------
 Comprehensive income...                                                                      $  1,480,437
                                                                                              ==============
Balance, December 31,
 1996................... 6,143,200  61,432    516,974     37,601     2,919,527    3,535,534
 Issuance of common
  stock and related
  stock-based
  compensation..........   164,080   1,641    314,506        --            --       316,147
 Stock-based
  compensation..........       --      --      61,512        --            --        61,512
 Subchapter S
  distribution..........       --      --         --         --       (244,435)    (244,435)
 Exercise of stock
  options...............     5,600      56      4,124        --            --         4,180
 Comprehensive income:
   Net income...........                                             1,929,766    1,929,766   $  1,929,766
   Foreign currency
    translation
    adjustment..........       --      --         --     (23,840)          --       (23,840)       (23,840)
                         --------- ------- ---------- ------------  ----------   ----------   --------------
 Comprehensive income...                                                                      $  1,905,926
                                                                                              ==============
Balance, December 31,
 1997................... 6,312,880  63,129    897,116     13,761     4,604,858    5,578,864
 Issuance of common
  stock and related
  stock-based
  compensation..........    12,320     123     54,877                      --        55,000
 Stock-based
  compensation..........                       23,657                      --        23,657
 Subchapter S
  distribution..........                                              (989,415)    (989,415)
 Contribution from
  stockholder...........                       75,650                                75,650
 Exercise of stock
  options...............     8,960      89      5,293                      --         5,382
 Comprehensive income:
   Net income...........       --      --         --         --      9,904,908    9,904,908   $  9,904,908
   Preferential
    distribution........       --      --         --         --     (6,339,684)  (6,339,684)
   Foreign currency
    translation
    adjustment..........       --      --         --     (45,132)          --       (45,132)       (45,132)
                         --------- ------- ---------- ------------  ----------   ----------   --------------
 Comprehensive income...                                                                        $9,859,776
                                                                                              ==============
Balance, December 31,
 1998................... 6,334,160 $63,341 $1,056,593 $  (31,371)   $7,180,667   $8,269,230
                         ========= ======= ========== ============  ==========   ==========

                See notes to consolidated financial statements.

                            LINKAGE SOLUTIONS, INC.

                   Notes to consolidated financial statements

1. Nature of business

Linkage Solutions, Inc. (the "Company") is a provider of organizational development and corporate education programs, services and products designed to improve the efficiency, effectiveness and productivity of individual employees and organizations.

2. Reorganization and principles of consolidation

Reorganization--The Company was incorporated in Delaware on March 9, 1999 as a wholly owned subsidiary of Linkage, Inc. ("Linkage"), a Massachusetts corporation founded in 1988. In connection with a proposed initial public
offering ("IPO") of shares of the Company's stock, on          , 1999, each
stockholder of Linkage was issued 560 shares of the Company's common stock for each share of Linkage stock held by such shareholder and Linkage became a wholly owned subsidiary of the Company. Additionally, each outstanding option to purchase one share of Linkage common stock was exchanged for an option to purchase 560 shares of the Company's common stock. Accordingly, all references in the financial statements to number of shares, per share amounts, and stock option data of the Company's common stock have been restated to reflect the effect of the 560-for-one share exchange.

In anticipation of the IPO, the Company will terminate its status as an S corporation and declare a dividend (the "S Corporation Distribution"). Such distribution is expected to be approximately $8.7 million. Accordingly, the Company will then be taxed as a C corporation and will recognize income for income tax purposes on an accrual basis.

Principles of consolidation--Linkage International Ltd. ("Linkage International"), now a wholly owned subsidiary of Linkage, was incorporated in the U.K. in April 1996 by Linkage's controlling stockholder to provide conferences and consulting services to clients in Europe. Effective January 1, 1997, the stockholder contributed the common stock of Linkage International to Linkage. As a result of the common control, the financial statements of Linkage International have been consolidated with those of Linkage for all periods since the incorporation of Linkage International.

In August 1998, the Company acquired High, Maley, and Milhorn, Inc. doing business as High Technologies ("High Technologies") which was accounted for as a purchase and, accordingly, the results of operations of High Technologies have been consolidated from August 1998. (See note 5.)

All material intercompany transactions have been eliminated in consolidation.

3. Pro forma information (unaudited)

Pro forma consolidated balance sheet--The pro forma unaudited consolidated balance sheet as of December 31, 1998 reflects the termination of the Company's S Corporation status and the payment of the S Corporation Distribution, as if it were to be paid at that date by a distribution of cash and certain accounts receivable balances, and a planned tax-related distribution. A reduction in stockholders' equity is reflected as a result of the S Corporation Distribution, the tax-related distribution and the Subchapter S termination.

Pro forma consolidated income statement data--An unaudited pro forma adjustment to include an incremental income tax provision, assuming an effective tax rate of 40%, has been made to the historical results of operations to make the pro forma presentation comparable to what would have been reported had the Company operated as a C Corporation.

                            LINKAGE SOLUTIONS, INC.

3. Pro forma information (unaudited)--continued

  The Company has adopted the provisions of SFAS No. 128, "Earnings Per Share," for purposes of presenting pro forma basic and diluted net income per common share. The following table reconciles the historical weighted average shares outstanding to the pro forma weighted average shares outstanding:

                                                              Basic    Diluted
                                                            --------- ---------
      Historical weighted average shares outstanding....... 6,327,279 6,375,026
      Effective of dilutive shares--number of shares
       required to pay the S Corporation Distribution,
       estimated to be approximately $8.7 million, at
       $11.00 per share....................................   790,909   790,909
                                                            --------- ---------
      Pro forma weighted average shares outstanding........ 7,118,188 7,165,935
                                                            ========= =========

4. Summary of significant accounting policies

Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition--Revenue is recognized ratably over the term of educational programs, as services are rendered and as products are delivered to customers. Reimbursable expenses are accounted for as a reduction in the applicable expense category. Deferred revenue primarily consists of amounts received in advance of programs.

Cash and cash equivalents--The Company considers all short-term, highly liquid investments that have original maturities of three months or less to be cash equivalents.

Prepaid expenses and other assets--Prepaid expenses and their current assets comprise the following:

                                                             1997       1998
                                                           --------- ----------
      Prepaid program expenses............................ $ 764,840 $1,183,911
      Deferred offering costs.............................       --     579,097
      Other prepaid expenses..............................    57,927    206,765
      Other current assets................................    41,468    101,636
                                                           --------- ----------
                                                           $ 864,235 $2,071,409
                                                           ========= ==========

Prepaid program expenses represent expenses incurred for programs to be held, which are expensed when the programs are held. Deferred offering costs primarily represent professional fees incurred through December 31, 1998 in conjunction with the IPO which will be netted against the offering proceeds upon completion of the IPO.

Property and equipment--Property and equipment are stated at cost and depreciated using the straight-line method over the useful lives of up to five years.

                            LINKAGE SOLUTIONS, INC.

4. Summary of significant accounting policies--continued

Goodwill--Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination accounted for as a purchase. Goodwill is amortized on a straight-line basis over its useful life of 40 years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Total amortization expense and accumulated amortization as of December 31, 1998 was $9,735.

Long-lived assets--The Company evaluates the carrying values and estimated useful lives of its long-lived assets, primarily property and equipment and intangible assets. When factors indicate that such assets should be evaluated for possible impairment, the Company uses estimates of future cash flows to determine whether the assets are economically recoverable.

Income taxes--Linkage had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code ("Subchapter S") which provide that the stockholders are taxed on their proportionate share of the taxable income. Linkage also recognized income for income tax purposes on a cash basis. Linkage International is subject to tax at the U.K. statutory rate. High Technologies is subject to U.S. federal and state taxes.

As a result of Linkage's Subchapter S election, the accompanying consolidated statements of income do not include an income tax provision for federal and most state income taxes.

Deferred taxes are recognized based on the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities, given the provisions of the enacted laws.

Foreign currency translation--Balance sheet accounts of Linkage International are translated at year-end exchange rates, and statement of operations accounts are translated at the average exchange rates in effect during the period. Resulting translation adjustments are reported as a separate component of stockholders' equity and are reflected in other comprehensive income.

Net income per common share--Basic net income per common share was calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per common share was calculated by dividing net income available to the common stockholders by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The following table reconciles the number of shares utilized in the net income per common share calculations:

                                                   Years Ended December 31,
                                               --------------------------------
                                                  1996       1997       1998
                                               ---------- ---------- ----------
Net income available to common stockholders... $1,442,836 $1,929,766 $3,565,224
Basic and diluted net income per common
 share........................................ $     0.23 $     0.31 $     0.56
Number of shares:
  Common shares--basic........................  6,143,200  6,300,919  6,327,279
  Effect of dilutive securities--stock
   options....................................      5,412     23,230     47,747
                                               ---------- ---------- ----------
  Common shares--diluted......................  6,148,612  6,324,149  6,375,026
                                               ========== ========== ==========

                            LINKAGE SOLUTIONS, INC.

4. Summary of significant accounting policies--continued

Concentration of credit risk--Financial instruments which are potentially subject to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash deposits with major financial institutions, which, from time to time, may exceed federally insured limits. Management periodically assesses the financial condition of the financial institutions and believes that any possible credit risk is minimal. The Company performs ongoing credit evaluations of its clients and does not generally require retainers for services to be rendered. Bad debts have not been significant in relation to revenues.

A summary of the changes in allowance for doubtful accounts receivable is as follows:

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
Balance, beginning of year.......................... $146,000 $256,000 $312,000
Provision...........................................  110,000   56,000  190,000
Write-offs..........................................      --       --   (83,000)
                                                     -------- -------- --------
Balance, end of year................................ $256,000 $312,000 $419,000
                                                     ======== ======== ========

Fair value of financial instruments--Financial instruments held or used by the Company consist of cash and equivalents, accounts receivable and accounts payable. Management believes that carrying value approximates fair value for all financial instruments.

Comprehensive income--The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" in 1998. SFAS No. 130 requires the reporting of comprehensive income that, in the case of the Company, is the combination of reported net income and other comprehensive income, which is comprised of foreign currency translation adjustments. SFAS No. 130 has no impact on the Company's reported net income. Comprehensive income is included in the consolidated statements of stockholders' equity.

New accounting pronouncements--In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. The standard requires that all companies record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company will adopt this statement during fiscal year 2000 and is currently assessing the impact the statement will have on financial statements.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. This pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company currently expenses its costs of computer software developed or obtained for internal use and expects the adoption will not have a material impact on its financial statements.

                            LINKAGE SOLUTIONS, INC.

5. Acquisition

In August 1998, the Company acquired High Technologies for $500,000 in cash and an acquisition liability of $250,000. This amount is due to be paid in cash by August 2000 or in shares of the Company's common stock within 60 days of the closing of an IPO, if earlier. The acquisition has been accounted for under the purchase method of accounting. Goodwill of approximately $645,000 was recorded and is being amortized over 40 years. Future contingent payments, if any, of up to $215,000 may be made based on the future earnings of High Technologies and will be recorded as goodwill when incurred. Pro forma effect of this acquisition is not material.

6. Related-party transactions

The Company paid a director $54,000, $110,000 and $250,000 for speaker fees and program development services during 1996, 1997 and 1998, respectively. There remains approximately $250,000 to be paid under a contract, which expires on December 31, 1999.

In July 1994, a jury awarded damages (the "Award") to the Company in a breach-of-contract suit. In February 1995 while the Award was being appealed, the Company transferred the rights to the Award to an entity owned by the Company's then sole stockholder (the "Related Entity"). In 1998, the Related Entity received the Award and paid amounts totalling $1,021,500 to certain employees of the Company. These payments to employees have been recorded as an expense of the Company. The Award, net of contingent legal expenses paid by the Related Entity, has been recorded as other income of the Company in the year ended December 31, 1998. Because the Award belongs to the Related Entity, the Award, net of such expenses and the employee payments, has been accounted for by the Company as a preferential distribution.

7. Property and equipment

Property and equipment consist of the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------  ----------
      Furniture and fixtures.............................. $129,580  $  167,963
      Leasehold improvements..............................      --       44,481
      Office equipment....................................   80,710     101,329
      Computer equipment..................................  438,588   1,128,910
                                                           --------  ----------
      Total property and equipment........................  648,878   1,442,683
      Accumulated depreciation............................ (181,768)   (385,736)
                                                           --------  ----------
      Net property and equipment.......................... $467,110  $1,056,947
                                                           ========  ==========

8. Line of credit

Linkage entered into a $2,000,000 bank line of credit agreement in April 1997, which was increased to $4,000,000 in June 1998. Borrowings under the line bear interest at the bank's base rate plus 0.25% and are secured by substantially all of the Company's assets. The credit agreement contains certain financial and other restrictive covenants including minimum tangible net worth and profitability requirements. There were no amounts outstanding under this line of credit at December 31, 1997 and 1998.

                            LINKAGE SOLUTIONS, INC.

9. Lease commitments

The Company leases its corporate headquarters facility and certain equipment under noncancelable operating leases expiring at various dates through 2003. The minimum lease rental commitments under all noncancelable operating leases as of December 31, 1998 are as follows:

      1999............................................................. $554,449
      2000.............................................................  551,653
      2001.............................................................  542,292
      2002.............................................................  564,775
      2003.............................................................   88,643

Rent expense under the operating leases was $113,872, $387,108 and $586,056 for the years ended December 31, 1996, 1997 and 1998, respectively.

10. Industry segment information

Business segments and geographic information

During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes new standards for defining and disclosing information of a company's business segments. SFAS No. 131 requires a company to define its segments along its internal structure and reporting methodology. The Company engages in business activities which are of the same nature, which are provided to the same customer base and which are distributed though similar channels. These business activities are managed in the aggregate and do not have separate financial reporting accountability. Therefore, the Company has only identified one operating segment.

The Company operates in more than one geographic area. The following summarizes the Company's operations in different geographical areas for the years ended December 31, 1996, 1997 and 1998, respectively.

                                    United                 United
                                    States      Canada    Kingdom   Consolidated
                                  ----------- ---------- ---------- ------------
      1996
        Revenue.................. $10,089,909 $      --  $  643,180 $10,733,089
        Long-lived assets........     245,599        --         --      245,599
      1997
        Revenue.................. $15,235,486 $  586,663 $1,727,472 $17,549,621
        Long-lived assets........     467,110        --         --      467,110
      1998
        Revenue.................. $20,425,484 $1,093,013 $2,755,621 $24,274,118
        Long-lived assets........   1,690,348        --         --    1,690,348

No single customer accounted for 10 percent or more of consolidated revenues.

                            LINKAGE SOLUTIONS, INC.

11. Income taxes

The components of the income tax provision are as follows:

                                                       Year Ended December 31,
                                                      --------------------------
                                                        1996     1997     1998
                                                      -------- -------- --------
      Income taxes:
        Current-state................................ $121,000 $  5,000 $ 74,000
        Current-foreign..............................   38,000   90,000  310,000
                                                      -------- -------- --------
                                                       159,000   95,000  384,000
        Deferred.....................................   34,000   77,000   76,000
                                                      -------- -------- --------
          Total provision............................ $193,000 $172,000 $460,000
                                                      ======== ======== ========

The provision for income taxes differs from the amount computed using the statutory income tax rate of 4.5% due to the following:

                                      Year Ended December 31,
                             ----------------------------------------------
                                 1996            1997            1998
                             --------------  --------------  --------------
Tax at statutory rate....... $ 73,000   4.5% $ 95,000   4.5% $181,000   4.5%
Federal tax ................                                   11,000   0.3
Foreign taxes...............   38,000   2.3    90,000   4.3   310,000   7.6
Change in valuation
 allowance..................   85,000   5.2        --              --
Credits.....................       --          (3,000) (0.2)    3,000   0.1
Other, net                     (3,000) (0.2)  (10,000) (0.5)  (45,000) (1.1)
                             --------  ----  --------  ----  --------  ----
    Total................... $193,000  11.8% $172,000   8.1% $460,000  11.4%
                             ========  ====  ========  ====  ========  ====

Deferred state taxes are recorded based on the deferral of income subject to state income taxes, as a result of the Company's election to recognize income for income tax purposes on a cash basis.

12. Stockholders' equity

1995 Stock option plan--The Company adopted its 1995 Stock Option Plan (the "1995 plan") in May 1995. Under the terms of the 1995 plan, employees, consultants, directors and others are eligible to receive options to purchase shares of common stock of the Company. A total of 3,850,000 shares may be issued upon exercise of options granted under the 1995 plan. Options granted typically expire from two to ten years from the date of grant and either vest immediately or over periods of up to five years. Following the IPO no additional options under the 1995 plan will be granted.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which sets forth accounting and disclosure requirements for stock option and other stock-based compensation plans. The Statement encourages, but does not require, companies to record stock-based compensation expense using a fair-value method, rather than the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted only the disclosure requirements of SFAS No. 123 and has elected to continue to record stock-based compensation expense using the intrinsic-value approach prescribed by APB No. 25.

                            LINKAGE SOLUTIONS, INC.

12. Stockholders' equity--continued

In accordance with APB No. 25, the Company has recorded compensation expense for shares granted at the fair value of those shares at the date of the stock grant and for the difference, if any, between the exercise price of stock options and the fair value of the stock at the date of option grant over the option vesting period, if any, as stock-based compensation in the accompanying consolidated statements of operations. Stock-based compensation for stock option grants totalled $4,066, $61,512 and $23,657 in the years ended December 31, 1996, 1997 and 1998, respectively.

The Company has computed the value of all compensatory options granted during 1996, 1997 and 1998 as prescribed by SFAS No. 123, using the Black-Scholes option pricing model for pro forma disclosure purposes. There were no options granted prior to January 1, 1996.

The following assumptions were used to value grants issued in 1996, 1997 and 1998:

                                                   Year Ended December 31,
                                             -----------------------------------
                                              1996       1997          1998
                                             ------- ------------- -------------
Risk-free interest rate (range).............  5.92%  5.88% - 6.06% 5.01% - 5.65%
Expected dividend yield.....................  0.0%       0.0%          0.0%
Expected lives.............................. 2 years    2 years      2-3 years

Options were assumed to be exercised upon vesting for the purposes of this valuation. The Company's stock did not actively trade during 1996, 1997 and 1998.

Had compensation costs for compensatory options been determined consistent with SFAS No. 123, the Company's net income and earnings per share information reflected in the accompanying consolidated statements of income would have been reduced to the following "as adjusted" amounts:

                                                   Year Ended December 31,
                                               --------------------------------
                                                  1996       1997       1998
                                               ---------- ---------- ----------
Net income available to common stockholders:
  As reported................................. $1,442,836 $1,929,766 $3,565,224
  As adjusted.................................  1,442,566  1,927,543  3,540,039
Diluted net income per common share:
  As reported................................. $     0.23 $     0.31 $     0.56
  As adjusted.................................       0.23       0.31       0.56

                            LINKAGE SOLUTIONS, INC.

12. Stockholders' equity--continued

The following summarizes transactions under all stock option arrangements for the years ended December 31, 1996, 1997 and 1998:

                                                                      Weighted
                                                                      average
                                                                       grant
                                            Range of      Weighted      date
                                            exercise      average       fair
                                 Shares       price    exercise price  value
                                ---------  ----------- -------------- --------
Outstanding as of January 1,
 1996..........................       --   $       --     $    --
  Granted......................     5,600         0.44        0.44     $0.06
                                ---------  -----------    --------
Outstanding and exercisable as
 of December 31, 1996..........     5,600         0.44        0.44
  Granted......................    24,640    0.75-0.87        0.81     $3.45
  Exercised....................    (5,600)        0.75        0.75
                                ---------  -----------    --------
Outstanding and exercisable as
 of December 31, 1997..........    24,640    0.44-0.87        0.75
  Granted......................    52,080    1.10-4.46        4.36     $8.22
  Exercised....................    (8,960)   0.44-0.87        0.75
  Cancelled....................    (1,680)        0.87        0.87
                                ---------  -----------    --------
Outstanding as of December 31,
 1998..........................    66,080  $0.75-$4.46    $   3.61
                                =========  ===========    ========
Available for future grant as
 of December 31, 1998.......... 2,719,360
                                =========

The following table summarizes information about all stock options outstanding at December 31, 1998:

                                 Options outstanding            Options exercisable
                          --------------------------------- ---------------------------
        Range of          December 31, Contractual Exercise December 31,    Average
     Exercise Prices          1998        Life      Price       1998     Exercise Price
    -----------------     ------------ ----------- -------- ------------ --------------
        $0.75...........      5,600        0.08     $0.75       5,600       $  0.75
        0.87............      8,400        0.67      0.87       8,400          0.87
        1.10............      1,680        2.00      1.10       1,680          1.10
        4.46............     50,400        2.43      4.46          --            --
                            -------      ------     -----     -------       -------
      $0.75 to $4.46....     66,080        1.99     $3.61      15,680       $  0.85
                            =======      ======     =====     =======       =======

1999 Stock Incentive Plan--In March 1999, the Board of Directors adopted and the stockholders approved the 1999 Stock Incentive Plan (the "1999 plan") which became effective immediately, replacing the 1995 plan. A total of 1,500,000 shares of common stock may be issued upon exercise of options granted or awards made under the 1999 plan. Under the terms of the 1999 plan, the Company is authorized to make awards of restricted stock and to grant non-statutory options and other stock-based awards to employees of and officers, directors, consultants and advisors to the Company to purchase shares of common stock of the Company. The vesting period for options granted will be at the discretion of the Board of Directors at the date of grant. Pursuant to the 1999 plan, the maximum number of shares to which an award may be granted to any participant may not exceed 750,000 shares per calendar year. No awards or grants have been made under the 1999 plan.

                            LINKAGE SOLUTIONS, INC.

12. Stockholders' equity--continued

1999 Director Stock Option Plan--In March 1999, the Board of Directors adopted and the stockholders approved the 1999 Director Stock Option Plan (the "director plan") which became effective immediately. Under the terms of the director plan, directors of the Company who are not employees of the Company are eligible to receive nonstatutory options to purchase shares of the Company's common stock. Each non-employee director continuing as a director following the IPO will receive an option to purchase 8,000 shares of the Company's common stock on the effective date of the IPO at a price per share equivalent to the initial public offering price and an option to purchase 4,000 shares of the Company's common stock on the date of each annual meeting of stockholders commencing with the 2000 Annual Meeting of Stockholders at an exercise price per share equal to the closing price of the Company's common stock on the date of the grant. In addition, individuals who become directors after the IPO and are not employees of the Company's will receive an option to purchase 8,000 shares of the Company's common stock on the date of his or her initial election to the Company's Board of Directors and an option to purchase 4,000 shares of the Company's common stock on the date of each annual meeting of stockholders after his or her election. A total of 150,000 shares of common stock may be issued upon exercise of options granted under the director plan. All options granted under the director plan vest one year from the date of grant so long as the optionee remains a director of the Company. No grants have been made under the 1999 director plan.

1999 Employee Stock Purchase Plan--In March 1999, the Board of Directors adopted and the stockholders approved the 1999 Employee Stock Purchase Plan (the "purchase plan") which will become effective on the first day that the Company's shares are offered publicly. The purchase plan authorizes the issuance of up to a total of 250,000 shares of common stock to participating employees. Under the terms of the Purchase Plan, the purchase price is an amount equal to 85% of the average market price per share of the Company's common stock on either the first day or the last day of the offering period, whichever is lower. No shares have been issued under the purchase plan.

13. Employee Benefit Plan

In January 1994, the Company adopted an employee savings and retirement plan qualified under Section 401(k) of the Internal Revenue Code and covering all of the employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. The Company may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by the Company's Board of Directors. For the years ending December 31, 1996, 1997 and 1998, the contributions were approximately $91,000, $131,000 and $132,000, respectively.

14. Litigation

From time to time, the Company is involved in routine litigation that arises in the ordinary course of its business. There are no pending material legal proceedings to which the Company is a party or to which the property of the Company is subject.

                                  * * * * * *

                             2,700,000 Shares

                  [LINKAGE SOLUTIONS, INC. LOGO APPEARS HERE]

                                  Common Stock

                               ----------------
                                   PROSPECTUS
                               ----------------

Until      , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           U.S. Bancorp Piper Jaffray

                         BancBoston Robertson Stephens

                                        , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC registration fee............................................. $   11,118
   NASD filing fee..................................................      4,500
   Nasdaq National Market listing fee...............................     75,625
   Blue Sky fees and expenses.......................................      5,000
   Transfer Agent and Registrar fees................................      5,000
   Accounting fees and expenses.....................................    600,000
   Legal fees and expenses..........................................    400,000
   Printing and mailing expenses....................................    100,000
   Miscellaneous....................................................     48,757
                                                                     ----------
     Total                                                           $1,250,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Under Section 6 of the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15. Recent Sales of Unregistered Securities

Set forth in chronological order below is information regarding shares of common stock issued and options granted by the Registrant since its formation in March 1999. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

In connection with its incorporation on March 9, 1999, the Registrant issued 100 shares of common stock to Linkage, Inc., a Massachusetts corporation ("Linkage Massachusetts"), for an aggregate purchase price of $1.00.

Prior to the consummation of this offering, each issued and outstanding share of common stock of Linkage Massachusetts will be exchanged for 560 shares of common stock of the Registrant, or an aggregate of 6,334,160 shares of common stock, and (ii) each option to purchase a share of common stock of Linkage Massachusetts will become an option to purchase 560 shares of common stock of the Registrant, or options to purchase an aggregate of 133,280 shares of common stock.

On the effective date of this offering, each non-employee director continuing as a director following the offering will receive an option under the Registrant's 1999 Director Stock Option Plan to purchase 8,000 shares of common stock at a price per share equivalent to the initial public offering price.

Pursuant to the Stock Purchase Agreement by and among Linkage Massachusetts, High, Maley & Milhorn, Inc. and the stockholders of High, Maley & Milhorn, Inc., as partial consideration for the shares of High, Maley & Milhorn, Inc., the Registrant is obligated to issue to such stockholders, on or before the date that is 60 days after the closing of this offering, a number of shares of common stock that is equal to $250,000 divided by the initial public offering price.

The securities issued or to be issued in the foregoing transactions were or will be offered and sold in reliance upon exemptions from Securities Act registration set forth in Section 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering. No underwriters were or will be involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
   No.   Description
 ------- -----------
 1*      Form of Purchase Agreement.
 2.1*    Agreement and Plan of Merger by and among the Registrant, Linkage,
         Inc. and Linkage Transitory Corp.
 2.2*    Stock Purchase Agreement, dated as of August 7, 1998, by and among
         Linkage, Inc., High, Maley & Milhorn, Inc. and the stockholders of
         High, Maley & Milhorn, Inc.
 3.1*    Certificate of Incorporation of the Registrant.
 3.2*    By-laws of the Registrant.
 4**     Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant.
 5**     Opinion of Hale and Dorr LLP.
 10.1*   1995 Stock Option Plan, including form of option agreement.
 10.2*   1999 Stock Incentive Plan, including forms of stock option agreement for incentive and nonstatutory stock options.
 10.3*   1999 Director Stock Option Plan, including form of stock option agreement.
 10.4*   1999 Employee Stock Purchase Plan.
 10.5*   Lease between the Registrant and The Trustees of Lexington Development
         Company Trust, dated May 21, 1996.
 10.6**  Loan and Security Agreement between the Registrant and BankBoston,
         N.A., and Master Note, each dated June 30, 1998.
 10.7*   Amended and Restated Services Agreement, dated as of March 5, 1999, by and between the Registrant and Warren Bennis.
 10.8*   Form of Tax Indemnification Agreement to be entered into by Linkage,
         Inc. and each of its existing stockholders.
 11*     Computation of earnings per common share.
 21*     Subsidiaries of the Registrant.
 23.1    Form of Independent Auditors' Consent.
 23.2**  Consent of Hale and Dorr LLP (included in Exhibit 5).
 23.3*   Consent of Wallace A. Cataldo.
 24*     Power of Attorney.
 27*     Financial Data Schedule.

-------------------------------

 * Previously filed.

** To be filed by amendment.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts, on this 15th day of April, 1999.

                                          LINKAGE SOLUTIONS, INC.

                                          By:      /s/ Philip J. Harkins
                                             ----------------------------------
                                             Philip J. Harkins
                                             President, Chief Executive
                                             Officer
                                             and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Philip J. Harkins          President, Chief Executive   April 15, 1999
______________________________________  Officer and Chairman of
          Philip J. Harkins             the Board (Principal
                                        Executive Officer)

         /s/ Peter McKenzie *          Chief Financial Officer      April 15, 1999
______________________________________  (Principal Financial and
            Peter McKenzie              Accounting Officer)

          /s/ Larry R. Carr*           Director                     April 15, 1999
______________________________________
            Larry R. Carr

          /s/ Warren Bennis*           Director                     April 15, 1999
______________________________________
            Warren Bennis



By:   /s/  Philip J. Harkins
  ------------------------------

   Philip J. Harkins

   Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
   No.   Description
 ------- -----------
 1*      Form of Purchase Agreement.
 2.1*    Agreement and Plan of Merger by and among the Registrant, Linkage,
         Inc. and Linkage Transitory Corp.
 2.2*    Stock Purchase Agreement, dated as of August 7, 1998, by and among
         Linkage, Inc., High, Maley & Milhorn, Inc. and the stockholders of
         High, Maley & Milhorn, Inc.
 3.1*    Certificate of Incorporation of the Registrant.
 3.2*    By-laws of the Registrant.
 4**     Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant.
 5**     Opinion of Hale and Dorr LLP.
 10.1*   1995 Stock Option Plan, including form of option agreement.
 10.2*   1999 Stock Incentive Plan, including forms of stock option agreement for incentive and nonstatutory stock options.
 10.3*   1999 Director Stock Option Plan, including form of stock option agreement.
 10.4*   1999 Employee Stock Purchase Plan.
 10.5*   Lease between the Registrant and The Trustees of Lexington Development
         Company Trust, dated May 21, 1996.
 10.6**  Loan and Security Agreement between the Registrant and BankBoston,
         N.A., and Master Note, each dated June 30, 1998.
 10.7*   Amended and Restated Services Agreement, dated as of March 5, 1999, by and between the Registrant and Warren Bennis.
 10.8*   Form of Tax Indemnification Agreement to be entered into by Linkage,
         Inc. and each of its existing stockholders.
 11*     Computation of earnings per common share.
 21*     Subsidiaries of the Registrant.
 23.1    Form of Independent Auditors' Consent.
 23.2**  Consent of Hale and Dorr LLP (included in Exhibit 5).
 23.3*   Consent of Wallace A. Cataldo.
 24*     Power of Attorney.
 27*     Financial Data Schedule.

-------------------------------

 * Previously filed.

** To be filed by amendment.